Exhibit 10.16

Execution Copy

SECOND LIEN CREDIT AGREEMENT

DATED AS OF
DECEMBER 31, 2009

AMONG

JONES ENERGY HOLDINGS, LLC
AS BORROWER,

WELLS FARGO ENERGY CAPITAL, INC.,
AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

WELLS FARGO SECURITIES, LLC

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01	Terms Defined Above	1
Section 1.02	Certain Defined Terms	1
Section 1.03	Types of Loans and Tranches	24
Section 1.04	Terms Generally; Rules of Construction	24
Section 1.05	Accounting Terms and Determinations; Designated Accounting Method	25

ARTICLE II
THE CREDITS

Section 2.01	Term Loan	25
Section 2.02	Loans and Tranches	26
Section 2.03	Requests for the Loans	26
Section 2.04	Interest Elections	27
Section 2.05	Funding of Tranches	28
Section 2.06	Termination of Commitments	29

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01	Repayment of Loans	29
Section 3.02	Interest	29
Section 3.03	Alternate Rate of Interest	30
Section 3.04	Prepayments	31
Section 3.05	Administrative Agent Fees	31

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	32
Section 4.02	Presumption of Payment by the Borrower	33
Section 4.03	Certain Deductions by the Administrative Agent	33
Section 4.04	Disposition of Proceeds	33

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01	Increased Costs	34
Section 5.02	Break Funding Payments	35
Section 5.03	Taxes	35
Section 5.04	Mitigation Obligations; Replacement of Lenders	36
Section 5.05	Illegality	37

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of CPDA
Exhibit H	Form of Intercreditor Agreement

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.15	Locations of Business and Offices
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.24	Farmout Agreements
Schedule 8.18	Post Closing Matters
Schedule 9.05	Investments

v

THIS SECOND LIEN CREDIT AGREEMENT dated as of December 31, 2009 is among: JONES ENERGY HOLDINGS, LLC, a Delaware limited liability company, as borrower (the “Borrower”); each of the LENDERS from time to time party hereto; and WELLS FARGO ENERGY CAPITAL, INC., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.                                    The Borrower has requested that the Lenders provide a $40,000,000 second lien term loan on behalf of the Borrower.

B.                                    The Lenders have agreed to make such loan subject to the terms and conditions of this Agreement.

C.                                    In consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters

Section 1.01                             Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                             Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Tranche, refers to whether such Loan, or the Loans comprising such Tranche, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition of 100% of the Equity Interests of the Crusader Entities pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement dated as of November 13, 2009 among Crusader Energy Group Inc., a Nevada corporation and its Subsidiaries named therein, as sellers, and Acquisition Sub, as purchaser, as amended by that certain Amendment No. 1 to Stock Purchase Agreement dated as of December 16, 2009 and such other amendments thereto effected prior to the Effective Date which are not materially adverse to the Lenders (unless otherwise approved by the Administrative Agent).

“Acquisition Escrow Notes” means, collectively, (a) that certain Promissory Note dated November 6, 2009 made by Acquisition Sub in favor of Jones Energy Drilling Fund, LLC, in the principal amount of $3,503,000 and (b) that certain Promissory Note dated November 6, 2009 made by Acquisition Sub in favor of Metalmark Capital Partners (C) II, L.P., in the principal amount of $3,500,000, each as in effect on the date hereof.

“Acquisition Related Costs” means all purchase price payments, earn-out payments, adjustments of purchase price, payments in respect of non-competition agreements, working capital adjustments, and other contingent payments required under the Acquisition Agreement or the CPDA; provided that, solely for purposes of this definition, “Acquisition Agreement” shall mean such agreement without giving effect to any amendments other than the Amendment No. 1 to Stock Purchase Agreement dated as of December 16, 2009 and any other amendment approved by the Administrative Agent.

“Acquisition Sub” means J/M Crusader Acquisition Sub LLC, a Delaware limited liability company, or its successor in interest, if any.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Tranche for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Portions” has the meaning assigned such term in Section 5.05.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Second Lien Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alpine Releases” means, collectively, (a) the release of all joint interest billings incurred prior to January 1, 2010 by Alpine, Inc., Alpine Energy, LP, and K2X Operating Company, L.P. (collectively, “Alpine”) and (b) the release and forgiveness of amounts owing by Alpine Energy, LP under that certain revolving note between Alpine Energy, LP and Crusader Energy Group, LLC, in each case, as provided in that certain Stipulation of Resolution of Objections to the Plan dated December 15, 2009, as approved by the Bankruptcy Court under the Confirmation Order.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for purposes of determining the Alternate Base Rate for any day, the Adjusted LIBO Rate for such day shall be based on the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Days if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized EBITDAX” means (a) as of March 31, 2010, EBITDAX for the fiscal quarter then ending multiplied by four; (b) as of June 30, 2010, EBITDAX for the period of two consecutive fiscal quarters then ending multiplied by two; and (c) as of September 30, 2010, EBITDAX for the period of three consecutive fiscal quarters then ending multiplied by one and one-third.

“Annualized Interest Expense” means (a) as of March 31, 2010, Interest Expense for the fiscal quarter then ending multiplied by four; (b) as of June 30, 2010, Interest Expense for the period of two consecutive fiscal quarters then ending multiplied by two; and (c) as of September 30, 2010, Interest Expense for the period of three consecutive fiscal quarters then ending multiplied by one and one-third.

“Applicable Margin” means (a) with respect to each Eurodollar Tranche, a rate per annum equal to 8.000%; and (b) with respect to each ABR Tranche, a rate per annum equal to 7.000%.

“Approved Counterparty” means, at any time and from time to time, (a) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that (i) is reasonably acceptable to the Administrative Agent or (ii) has (or the credit support provider with respect to such Person has), at the time the Borrower or any Guarantor enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of BBB or better from S&P or Baa or better from Moody’s or (b) any Hedge Bank.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Cawley, Gillespie & Associates, Inc. and (b) any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, in its capacities as the sole lead arranger and sole bookrunner hereunder.

“Asset Swap” means the concurrent purchase and sale or exchange of any Property (other than proved Oil and Gas Properties) between the Borrower or any Guarantor and another Person for Property having a reasonably equivalent value.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

“BNP Paribas Hedges” means the Swap Agreements between a Credit Party and BNP Paribas and set forth on Part B of Schedule 7.20.

“BNP Paribas Letter of Credit” means that certain letter of credit dated on or about December 30, 2009 issued by First National Bank of Albany/Breckenridge in favor of BNP Paribas in a face amount not in excess of $7,000,000 which secures only the applicable Credit Parties’ obligations under the BNP Paribas Hedges.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing Request” means the request by the Borrower for the Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to the borrowing of loans comprising a Tranche, or a continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Tranche or a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with the applicable Designated Accounting Method, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of any Credit Party having a fair market value in excess of $2,500,000.

“Change in Control” means one or more Permitted Investors shall cease to beneficially own and control, directly or indirectly, on a fully diluted basis at least a majority of the issued and outstanding Voting Securities of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement which is applicable to such Lender, generally, as opposed to any such matter which pertains only to the Borrower or any one or more of the Loans made hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Loans on the Effective Date hereunder and “Commitments” means the aggregate amount of the Commitments of all Lenders.  The amount of each Lender’s Commitment is set forth on Annex I.

“Consolidated Net Income” means with respect to any Person and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of such Person and its Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with the applicable Designated Accounting Method; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which such Person or its Consolidated Subsidiaries have an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person and its Consolidated Subsidiaries in accordance with the applicable Designated Accounting Method), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person; (b) any extraordinary non- cash gains or losses during such period and (c) any non-cash gains or losses attributable to writeups or writedowns of assets.

“Consolidated Subsidiaries” means each Subsidiary of a Person the financial statements of which shall be consolidated with the financial statements of such Person in accordance with the applicable Designated Accounting Method.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Reorganization” means, collectively, (a) the conversion or reorganization of Crusader Energy Group Inc. from a Nevada corporation to a Delaware limited liability company under the name of Crusader Holdings, LLC and (b) the conversion or reorganization of Crusader Management Corporation from an Oklahoma corporation to an Oklahoma limited liability company under the name of Crusader Management, LLC.

“CPDA” means the Contingent Payment Debt Agreement to be dated on or about January 1, 2010 between the Acquisition Sub and the other parties thereto in the form attached as Exhibit G and without giving effect to any amendments, modifications or supplements thereto other than as may be approved by the Administrative Agent.

“CPD SPE” means CCPR Sub LLC, a Delaware limited liability company.

“Credit Parties” means the Borrower and the Guarantors.

“Crusader Entities” means Crusader Energy Group Inc., a Nevada corporation, and its Subsidiaries.

“Crusader Financial Statements” means the financial statement or statements of the Crusader Entities referred to in Section 6.01(t)(ii).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (including all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person but excluding trade accounts payable in the ordinary course of business that are not overdue for a period of more than 60 days or, if overdue for more than 60 days, which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the Designated Accounting Method); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) other than gas balancing arrangements in the ordinary course of business obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments but only to the extent of such advance payments and only to the extent such commodities, goods or services have not been delivered; (i) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (j) Disqualified Capital Stock; and (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under the applicable Designated Accounting Method.  Notwithstanding any of the foregoing to the contrary, “Debt” shall not include the Acquisition Related Costs or any obligations under any Swap Agreement or the CPDA.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (d) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it; provided that, a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender, or the exercise of control over a Lender or Person controlling such Lender, by a Governmental Authority or an instrumentality thereof.

“Designated Accounting Method” means Tax Basis Accounting or, once designated by the Borrower and put into effect as set forth in Section 1.05, GAAP.

“Disposition” has the meaning assigned such term in Section 9.12.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of (a) Consolidated Net Income of the Borrower for such period, plus (b) the following expenses or charges, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period:  (i) Interest Expense, (ii) income taxes, (iii) depreciation, depletion, amortization, exploration expenses, and intangible drilling costs, (iv) other noncash charges, (v) to the extent expensed and recognized in the applicable period, the transaction fees and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Senior Revolving Credit Agreement and the closing of the Acquisition and the Equity Investment, minus (c) all noncash income added to Consolidated Net Income; provided that, EBITDAX for any applicable period shall be calculated on a pro forma basis (with such calculation made in accordance with guidelines for pro forma presentations set forth by the SEC or as otherwise reasonably acceptable to the Administrative Agent) after giving effect to all acquisitions or Dispositions involving proved, developed, producing Oil and Gas Properties (including the acquisition or Dispositions of Equity Interests in any Person owning proved, developed, producing Oil and Gas Properties) made during such period (a “Subject Transaction”), as if such Subject Transaction was consummated on the first day of such period; provided, however, the Borrower shall not be required to calculate the pro forma effect of any Subject Transaction unless the aggregate purchase price of all Subject Transactions consummated during such period exceeds the Threshold Amount, as hereinafter defined.  For purposes of this definition:  (A) “Threshold Amount” means (i) for the fiscal quarter period ending March 31, 2010, the greater of 1.25% of the then effective Borrowing Base under the Senior Revolving Credit Agreement and $2,500,000, (ii) for the two fiscal quarter period ending June 30, 2010, the greater of 2.5% of the then effective Borrowing Base under the Senior Revolving Credit Agreement and $5,000,000, (iii) for the three fiscal quarter period ending September 30, 2010, the greater of 3.75% of the then effective Borrowing Base under the Senior Revolving Credit Agreement and $7,500,000, and (iii) for each four fiscal quarter period ending on or after December 31, 2010, the greater of 5% of the then effective Borrowing Base under the Senior Revolving Credit Agreement and $10,000,000, and (B) in calculating the aggregate purchase price of all Subject Transactions, the purchase price of acquisitions and Dispositions shall be aggregated and not netted.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Effective Date Material Adverse Effect” means (a) since December 31, 2008, any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that would reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, operations, condition (financial or otherwise), assets, or liabilities (whether actual or contingent) of Jones and its Subsidiaries, taken as a whole, and (b) since September 1, 2009, any material adverse change in the Oil and Gas Properties of the Crusader Entities, taken as a whole, or any material adverse effect on the ability of the Crusader Entities, taken as a whole, to produce Hydrocarbons from their Oil and Gas Properties; provided, however, that a determination of whether there has been any event, development or circumstance which has had or could reasonably be expected to have an Effective Date Material Adverse Effect shall not take into account any effect to the extent resulting from:

(i)            changes after the date hereof in the economy or financial or securities markets generally;

(ii)           changes in general economic conditions in the United States;

(iii)          matters disclosed on, and facts and circumstances that give rise to matters disclosed on, Schedule 3.11 to the Acquisition Agreement; and

(iv)          any changes in commodity prices.

“Engineered Value” means the value attributed to the Oil and Gas Properties in the applicable Reserve Report based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties as set forth in such applicable Reserve Report.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which any Credit Party is conducting or at any time has conducted business, or where any Property of any Credit Party is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the

Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Credit Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Investors” means (a) Metalmark Capital Partners (C) II, L.P., or any of its Affiliates (b) any limited or general partner of Jones, or any Affiliate of such limited or general partner, or (c) any other Person reasonably acceptable to the Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Guarantor would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of a Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Tranche, refers to whether such Loan, or the Loans comprising such Tranche, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the applicable Designated Accounting Method; (b) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the applicable Designated Accounting Method; (d) contractual Liens which arise in the ordinary course of business (and not securing indebtedness for borrowed money) under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the applicable Designated Accounting Method, provided that any such Lien referred to in this clause is limited to the assets that are the subject of the relevant agreement and does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by a Credit Party or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies (including any such banker’s liens, rights of set-off or similar rights and remedies that are contractually agreed upon in deposit account agreements, securities account agreements or commodities account agreements entered into in the ordinary course of business) and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by a Credit Party to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of a Credit Party for the purpose of roads, pipelines, shared facilities, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, zoning restrictions, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by a Credit Party or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced.

“Excluded Subsidiary” means each of (a) JRJ Opco, LLC, a Texas limited liability company, (b) CPD SPE, and (c) each other Domestic Subsidiary that owns no Property other than Equity Interests in Foreign Subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Credit Party hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

“Existing Credit Agreements” means (a) that certain Credit Agreement by and among Jones, Nosley, BNP Paribas, as Administrative Agent, and the lenders from time to time party thereto, dated as of August 16, 2006, as it has been amended from time to time and (b) that certain Second Lien Term Loan Credit Agreement dated August 16, 2006 by and between Jones, Nosley, BNP Paribas, as Administrative Agent, and the lenders from time to time party thereto, as it has been amended from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means each of the Nosley Financial Statements, the Jones Financial Statements and the Crusader Financial Statements.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, and of their respective Properties, or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantor” means (a) each existing Domestic Subsidiary of the Borrower other than any Excluded Subsidiary and (b) each future Domestic Subsidiary of the Borrower that guarantees the Indebtedness pursuant to Section 8.14(b).

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement dated as of the date hereof, made by each of the Credit Parties in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation:  (a) any chemical,

compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Hedge Bank” means any Person that, at the time it enters into a Swap Agreement with the Borrower or any Guarantor, is a Senior Lender or an Affiliate of a Senior Lender.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means (a) any and all amounts owing or to be owing by any Credit Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent or any Lender under any Loan Document; and (b) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Equity Investment” has the meaning assigned to such term in Section 6.01(o).

“Initial Reserve Report” means, collectively (a) the report of Cawley, Gillespie & Associates, Inc. dated as of August 1, 2009, with respect to certain Oil and Gas Properties of Nosley as of August 1, 2009 and (b) the report of Cawley, Gillespie & Associates, Inc. dated as of September 1, 2009, with respect to certain Oil and Gas Properties of the Crusader Entities as of September 1, 2009.

“Intercreditor Agreement” means that certain Intercreditor Agreement among the Administrative Agent, Wells Fargo, as the administrative agent under the Senior Revolving Credit Agreement, and the Borrower, substantially in the form attached hereto as Exhibit H, as the same may from time to time be amended, modified, supplemented or restated as permitted therein.

“Interest Coverage Ratio” means (a) as of each of March 31, 2010, June 30, 2010 and September 30, 2010, the ratio of (i) Annualized EBITDAX as of such date to (ii) Annualized Interest Expense as of such date, and (b) as of the last day of any other fiscal quarter, the ratio of (i) EBITDAX for the period of four consecutive fiscal quarters then ending on such date to (ii) Interest Expense for the period of four consecutive fiscal quarters then ending on such date.

“Interest Election Request” means a request by the Borrower to convert or continue a Tranche in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and its Consolidated Subsidiaries, for such period, including to the extent included in interest expense under the applicable Designated Accounting Method:  (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under the applicable Designated Accounting Method.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Tranche of which such Loan is a part and, in the case of a Eurodollar Tranche with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Tranche, the period commencing on the date of such Tranche and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Tranche that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Tranche initially shall be the date on which the loans comprising such Tranche are made and thereafter shall be the effective date of the most recent conversion or continuation of such Tranche.

“Investment” means, for any Person, any of the following: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Jones” means Jones Energy, Ltd., a Texas limited partnership.

“Jones Financial Statements” means the financial statement or statements of Jones and its Consolidated Subsidiaries referred to in Section 7.04(b).

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Tranche for any Interest Period, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; in any case, the LIBO Rate shall not be less than 3.50% per annum.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Tranche for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Tranche and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or securing a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations on or with respect to real property. For the purposes of this Agreement, a Credit Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Security Instruments and the Intercreditor Agreement.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, (a) if there are two or more Lenders, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)), or (b) if there is only one Lender, such Lender; provided that in each case the principal amount of the Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Make-Whole Amount” means, with respect to the prepayment of any Loan, an amount equal to the sum of (a) the product of (i) the weighted average interest rate applicable to the Loans being prepaid, times (ii) x/365, where “x” equals the number of days until the first anniversary of the Effective Date, plus (b) the amount of interest accrued and owed as of the date of such prepayment.

“Material Acquisition” means any acquisition of Oil and Gas Properties by any of the Credit Parties from a Person that is not a Credit Party or any Subsidiary thereof if the purchase price therefor exceeds $2,500,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to any Secured Party under any Loan Document.

“Material Disposition” means any disposition of Oil and Gas Properties by any of the Credit Parties to a Person that is not a Credit Party or any Subsidiary thereof if the purchase price therefor exceeds $2,500,000.

“Material Farmout Agreements” means, as of any date of determination, (a) all farmout agreements under which a Credit Party has earned an interest in a proved, developed and producing Oil and Gas Property or a proved, developed, non-producing Oil and Gas Property, and (b) all other farmout agreements to which any Credit Party is a party that cover proved, undeveloped reserves other than farmout agreements of the type described in this clause (b) that, individually or in the aggregate, cover less than 10% of the Engineered Value of all proved, undeveloped reserves of the Credit Parties set forth in the most recently delivered Reserve Report.

“Material Indebtedness” means Debt (other than the Loans and Debt under the Senior Revolving Credit Documents) of the Borrower or any Subsidiary, and obligations of the Borrower or any Subsidiary in respect of one or more Swap Agreements, in an aggregate principal amount exceeding $2,500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Operating Agreement” means each operating agreement to which any Credit Party is a party that is material to the business, operations, Property or financial condition of such Credit Party.

“Maturity Date” means June 30, 2014.

“Monitoring Fee” means the annual fee payable to Metalmark Management II LLC  under the Monitoring Fee Agreement.

“Monitoring Fee Agreement” means the Transaction Fee and Monitoring Fee Agreement dated as of the date hereof and entered into between the Borrower and Metalmark Management II LLC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Credit Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Nosley” means Nosley Properties, LLC, a Texas limited liability company.

“Nosley Financial Statements” means the financial statement or statements of Nosley and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYMEX Pricing” shall mean, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon

Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investors” means any of the following:  (a) Metalmark Capital Partners (C) II, L.P., (b) any fund, investment account, or other investment vehicle managed by Metalmark Capital Management II LLC, (c) any Affiliate of Metalmark Capital Partners (C) II, L.P., a majority of whose outstanding Voting Securities are, directly or indirectly, held by Metalmark Capital Partners II GP, L.P., or any individuals that are Affiliates of Metalmark Capital Partners (C) II, L.P., (d) Jones Energy Management, LLC, and (e) any Affiliate of Jones Energy Management, LLC, a majority of whose outstanding Voting Securities are, directly or indirectly, held by Jones Energy Management, LLC.

“Permitted Tax Distribution” means an amount sufficient to permit each holder of Equity Interest in the Borrower to satisfy its tax liability arising from allocations of income, gain, loss, deduction and credit of the Borrower, assuming such items were the only such items entering into the computation of tax liability of such equity holder for the taxable year in respect of which the Permitted Tax Distribution is made, taking into account ordinary income rates and long-term capital gains rates, and any allowable deductions in respect of state and local taxes in computing each equity holder’s liability for federal income taxes, and taking into account any items of deduction or credit attributable to an interest in the Borrower or an underlying investee partnership, corporation, or limited liability company that may be carried forward from a prior taxable year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six year period preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in San Francisco; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.  Each change in the Prime Rate will be effective on the date the change is announced within Wells Fargo.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.  “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt, in each case prior to its scheduled maturity.  “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Person or any option, warrant or other right to acquire any such Equity Interests in any Person.  For the avoidance of doubt, (i) Acquisition Related Costs and payments required under the CPDA shall not be considered Restricted Payments and (ii) payments under the Monitoring Fee Agreement shall be considered Restricted Payments for purposes of this Agreement.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Secured Debt” means all Indebtedness arising under the Loan Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, and the other Persons (if any) the Indebtedness owing to which is or is purported to be secured by the Collateral under the terms of the Security Instruments.

“Security Instruments” means the Guarantee and Collateral Agreement, mortgages, deeds of trust and other agreements and instruments described or referred to in Exhibit E, and any and all other agreements and instruments now or hereafter executed and delivered by any Credit

Party as security for the payment or performance of the Indebtedness (other than assignment, participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement), as such agreements and instruments may be amended, modified, supplemented or restated from time to time.

“Senior Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Senior Revolving Credit Agreement.

“Senior Lender” means each “Lender” as defined in the Senior Revolving Credit Agreement (or such corresponding term in the event the Senior Revolving Credit Agreement is refinanced as permitted by the Intercreditor Agreement).

“Senior Revolving Credit Agreement” means that certain Credit Agreement dated as of December 31, 2009 among the Borrower, the Senior Administrative Agent and the Senior Lenders from time to time parties thereto, as hereafter amended, supplemented, modified, restated, refinanced or replaced from time to time as permitted by the Intercreditor Agreement.

“Senior Revolving Credit Documents” means the Senior Revolving Credit Agreement, the Senior Revolving Credit Notes and any “Loan Documents” (as defined in the Senior Revolving Credit Agreement), in each case, together with all amendments, modifications and supplements thereto.

“Senior Revolving Credit Notes” means the Notes from time to time issued under the Senior Revolving Credit Agreement.

“Specified Representations” means (a) the representations made by any Crusader Entity in the Acquisition Agreement, but only to the extent that such representations are material to the interests of the Lenders and the Acquisition Sub has the right to terminate its obligations under the Acquisition Agreement in the event that any such representations are not true and (b) the representations and warranties set forth in Sections 7.01, 7.02, 7.03(b)(ii), 7.08 and 7.22.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” shall mean, at any time, (a) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding three complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fourth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fourth calendar year.

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries, and (b) any partnership of which such Person or any of its Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any transaction or agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement.  For the avoidance of doubt, (a) a Swap Agreement governed by a master agreement, including any master agreement published by the International Swaps and Derivatives Association, Inc., shall be deemed entered into when such individual Swap Agreement is entered into without regard to the date on which such master agreement is entered into, and (b) any hedge position or hedging arrangement of the type described in the immediately preceding sentence shall be considered a Swap Agreement regardless of whether a written agreement or written confirmation is entered into.

“Swap Event” means the occurrence of any Swap Termination or any modification to any Swap Agreement, in each case to the extent that, after taking into account the net hedging position under all then outstanding Swap Agreements of the Borrower and its Subsidiaries taken as a whole (including any Swap Agreements entered into concurrently with such Swap Termination or modification), such Swap Termination or such modification could reasonably be expected to reduce the Borrowing Base then in effect under the Senior Revolving Credit Agreement by more than 3%, assuming that a redetermination thereof was then being effected.

“Swap Termination” means any assignment, termination, sale or unwind of any hedge position under any Swap Agreement  prior to its maturity or the creation of any off-setting position (whether evidenced by a floor, put or Swap Agreement) with respect to any such position.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap

Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with the applicable Designated Accounting Method, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax Basis Accounting” means “other comprehensive basis of accounting” applicable to tax basis accounting, as established by the American Institute of Certified Public Accountants (“AICPA”) under its published Statement on Auditing Standards No. 14, which through the Statements on Standards for Accounting and Review Services issued by the AICPA provide for standards applicable to the preparation of financial statements, as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Test Date” has the meaning set forth in Section 9.01(d).

“Title Delivery Date” means either (a) the date that is on or prior to forty-five (45) days after the Effective Date or (b) such later date as may be requested by the Borrower and agreed to by the Administrative Agent in its reasonable discretion.

“Total Debt” means, at any date, all Debt of the Borrower and its Consolidated Subsidiaries.

“Total Leverage Ratio” means (a) as of each of March 31, 2010, June 30, 2010 and September 30, 2010, the ratio of (i) Total Debt as of such date to (ii) Annualized EBITDAX as of such date, and (b) as of the last day of any other fiscal quarter, the ratio of (i) Total Debt as of such date to (ii) EBITDAX for the period of four consecutive fiscal quarters then ending on such date.

“Total Proved PW10%” shall mean, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to each of the Borrower’s and its respective Subsidiaries’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (i) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (ii) appropriate adjustments shall be made for commodity and basis hedging activities reasonably acceptable to the Administrative Agent, (iii) the pricing assumptions used in determining Total Proved PW10% for any particular reserves shall be based upon the Strip Price and (d) the cash-flows derived from the pricing assumptions set forth in clauses (ii) and (iii) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent; provided, however, that for purposes of this calculation, Proved Developed Producing Reserves shall constitute not less than 60% of the Total Proved PW10%.

“Tranche” means shall mean that portion of the Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Tranches, as to which a single Interest Period is in effect.

“Transaction Fee” means the one-time transaction fee of $2,700,000 payable to Metalmark Management II LLC on the date hereof under the Monitoring Fee Agreement.

“Transactions” means the execution, delivery and performance by the Borrower or any Guarantor of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the grant of Liens by any Credit Party on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Tranche, is determined by reference to the Alternate Base Rate or the LIBO Rate.

“Voting Securities” means, with respect to any Person, Equity Interests of any class or kind having the power to vote for the election of the members of the Governing Body of such Person.

“Wells Fargo” means Wells Fargo Bank, N.A., a national banking association.

Section 1.03          Types of Loans and Tranches.  For purposes of this Agreement, Loans and Tranches, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Tranche”).

Section 1.04          Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context or express language requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05          Accounting Terms and Determinations; Designated Accounting Method.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with the Designated Accounting Method then in effect.  The Borrower may elect to apply GAAP as the Designated Accounting Method by providing written notice to the Administrative Agent of its election at least 45 days prior to its intended application of GAAP as the Designated Accounting Method.  Notwithstanding the foregoing, if such change to GAAP, or if at any time any change in GAAP or the application thereof or any change in Tax Basis Accounting or the application thereof (in any event, the “Subject Change”), would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Majority Lenders); provided that, until so amended, (i) regardless of whether such request is made before or after such Subject Change, such ratio or requirement shall continue to be computed in accordance with the Designated Accounting Method without giving effect to such Subject Change, and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Subject Change.

ARTICLE II
The Credits

Section 2.01          Term Loan.  Subject to the terms and conditions set forth herein, each Lender agrees to make on the Effective Date a Loan in dollars to the Borrower in an aggregate principal amount equal to such Lender’s Commitment.  The Commitments are not revolving and amounts repaid or prepaid may not be re-borrowed under any circumstance.  Any portion of the Commitments not drawn by the Borrower on or before 4:00 p.m. Houston, Texas time on the Effective Date shall be permanently cancelled.

Section 2.02          Loans and Tranches.

(a)           Loans; Several Obligations.  Each Loan shall be made as part of a Tranche consisting of Loans made on the Effective Date by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to fund its Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to fund its Loan as required.

(b)           Types of Loans.  Subject to Section 3.03, each Tranche shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may fund any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to fund such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts.  At the commencement of each Interest Period for any Eurodollar Tranche, such Tranche shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that the Loans comprising each ABR Tranche are made, or any Eurodollar Tranche is converted to an ABR Tranche, such Tranche shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  Tranches of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurodollar Tranches outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Tranche if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Notes.  Any Lender may request that Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to such Lender’s funded Loan as in effect on such date, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Tranche consisting of a portion of the Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of its Loan or affect the validity of such transfer by any Lender of its Note.

Section 2.03          Requests for the Loans.  Not later than 12:00 noon, Houston, Texas time, on the Effective Date, the Borrower shall request the Loans by notifying the Administrative Agent of such request by telephone, fax (or electronic communication, if arrangements for doing so have been approved by the Administrative Agent), and shall confirm such request by delivering to the Administrative Agent a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower.  Such telephonic or written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Loans;

(ii)           the Effective Date, which shall be a Business Day;

(iii)          whether any portion of such Loans is to be an ABR Tranche or a Eurodollar Tranche;

(iv)          in the case of a Eurodollar Tranche, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type is specified, then the entire portion of the Loan shall be an ABR Tranche.  If no Interest Period is specified with respect to any requested Eurodollar Tranche, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made.

Section 2.04          Interest Elections.

(a)           Conversion and Continuance.  Each Tranche initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Tranche, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Tranche to a different Type or to continue such Tranche and, in the case of a Eurodollar Tranche, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Tranche, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Tranche, and the Loans comprising each such portion shall be considered a separate Tranche.

(b)           Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone, (i) in the case of a Eurodollar Tranche or a continuation of, or a conversion of an ABR Tranche to, a Eurodollar Tranche, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of the proposed election or (ii) in the case of an ABR Tranche or a conversion of a Eurodollar Tranche to an ABR Tranche, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of the proposed election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or by electronic transmittal, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)           Information in Interest Election Requests.  Each telephonic and written (including electronically transmitted) Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Tranche to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Tranche (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Tranche);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Tranche is to be an ABR Tranche or a Eurodollar Tranche; and

(iv)          if the resulting Tranche is a Eurodollar Tranche, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Tranche but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Tranche.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Tranche prior to the end of the Interest Period applicable thereto, then, unless such Tranche is repaid as provided herein, at the end of such Interest Period such Tranche shall be converted to an ABR Tranche.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Tranche may be converted to or continued as a Eurodollar Tranche (and any Interest Election Request that requests the conversion of any Tranche to, or continuation of any Tranche as, a Eurodollar Tranche shall be ineffective) and (ii) unless repaid, each Eurodollar Tranche shall be converted to an ABR Tranche at the end of the Interest Period applicable thereto.

Section 2.05          Funding of Tranches.

(a)           Funding by Lenders.  Each Lender shall make its Loan on the Effective Date by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the Borrowing Request.  Except as set forth in Section 5.04, nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)           Presumption of Funding by Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made its Loan available on such date in accordance with Section 2.05(a), and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Tranches.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays the amount of its Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06          Termination of Commitments.  The Commitments shall terminate at 4:00 p.m. Houston, Texas time on the Effective Date.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01          Repayment of Loans.  On the Maturity Date, the Borrower shall repay the outstanding principal balance of the Loans in full.

Section 3.02          Interest.

(a)           ABR Tranches.  The portion of the Loans comprising each ABR Tranche shall bear interest at the sum of the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Tranches.  The portion of the Loans comprising each Eurodollar Tranche shall bear interest at the sum of the LIBO Rate for the Interest Period in effect for such Tranche plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)           Post-Default Rate.  Notwithstanding the foregoing, (i) if an Event of Default under Section 10.01(a), (b), (i) or (j) has occurred and is continuing, then all outstanding Second Lien Secured Debt (other than interest) shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, but in no event to exceed the Highest Lawful

Rate, and (ii) if any other Event of Default has occurred and is continuing and the Majority Lenders so elect, then all outstanding Second Lien Secured Debt (other than interest) shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, but in no event to exceed the Highest Lawful Rate.

(d)           Interest Payment Dates.  Accrued interest on the principal amount of each Loan comprising a Tranche shall be payable in arrears on each Interest Payment Date for such Tranche; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of principal of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Tranche prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03          Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Tranche:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Majority Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Tranche for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Tranche to, or continuation of any Tranche as, a Eurodollar Tranche shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Tranche, such Tranche shall be made as an ABR Tranche, provided, however, that upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.04          Prepayments.

(a)           Optional Prepayments.  Subject to any break funding costs payable pursuant to Section 5.02 and prior notice in accordance with Section 3.04(b), the Borrower shall have the right to prepay the Loans at any time and from time to time in whole or in part, as follows:

(i)            at any time during the period commencing on the Effective Date but prior to the first anniversary of the Effective Date, the Loans may be prepaid in whole or in part so long as the principal amount prepaid is accompanied by a premium equal to the Make-Whole Amount applicable to such principal amount prepaid;

(ii)           at any time during the period commencing on the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, the Loans may be prepaid in while or in part so long as the principal amount prepaid is accompanied by a premium equal to 2.0% of such amount prepaid;

(iii)          at any time during the period commencing on the second anniversary of the Effective Date to and including the day prior to the Maturity Date, the Loans may be prepaid in whole or in part without premium or penalty;

provided that, in any event each prepayment pursuant to this Section 3.04 shall be in an aggregate principal amount of $500,000 or any whole multiple of $500,000 in excess thereof.

(b)           Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or telecopy, or by electronic transmittal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Tranche, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Tranche, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Tranche or portion thereof to be prepaid.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Tranche shall be applied ratably to the Loans of all Lenders included in such Tranche.  Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.02.

Section 3.05          Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-Offs

Section 4.01          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and then due to such parties.

(c)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply) but not including any Affiliate that is a financial institution, insurance company, commercial bank, investment bank, or any other entity that is an “accredited investor” (as defined in Regulation D enacted by the SEC pursuant to the Securities Act of 1933, as amended) that extends credit or buys loans as one of its businesses.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02          Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03          Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.  If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Tranche(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Tranche(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding.  After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04          Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or Guarantors’ interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property that constitutes Oil and Gas Properties.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the applicable Credit Parties and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the applicable Credit Parties.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01          Increased Costs.

(a)           Eurodollar Changes in Law.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) for Eurocurrency liabilities under Regulation D of the Board (as the same may be amended, supplemented or replaced from time to time) or otherwise; or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Tranche consisting of any portion of the Loan of such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the portion of its Loan included in any Eurodollar Tranche (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in

Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Tranche other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Tranche into an ABR Tranche other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow (for a reason other than the failure of a Lender to make its Loan when obligated to do so), convert, continue or prepay any Eurodollar Tranche on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Tranche, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the portion of its Loan included in such Tranche had such event not occurred, at the LIBO Rate that would have been applicable to such Tranche, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Tranche), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03          Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or a Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such

Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 5.04          Mitigation Obligations; Replacement of Lenders.

(a)           Mitigation Obligations.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If (i) any Lender is a Defaulting Lender, (ii) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Majority Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, or (iii) any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then, in any such case, (A) the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, and (B) the Administrative Agent may as to any Defaulting Lender upon notice to such Lender and the Borrower, require that such Lender assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights and obligations under this Agreement to a permitted assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender hereby agrees to make such assignment and delegations required under this Section 5.04.

Section 5.05          Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain any portion of its Loan as part of any Eurodollar Tranche either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such portion of its Loan as part of such Eurodollar Tranche shall be suspended (the “Affected Portions”) until such time as such Lender may again make and maintain such portion of its Loan as part of such Eurodollar Tranche and (b) all Affected Portions which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Portions of such Lender then outstanding shall be automatically converted into ABR Tranches on the date specified by such Lender in such notice) and, to the extent that Affected Portions are so made as (or converted into) ABR Tranches, all payments of principal which would otherwise be applied to such Lender’s Affected Portions shall be applied instead to its ABR Tranches.

ARTICLE VI
Conditions Precedent

Section 6.01          Effective Date.  The obligations of each Lender to make its Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           The Administrative Agent, the Arranger and the Lenders shall have received all facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Mayer Brown LLP, as special counsel to the Administrative Agent).

(b)           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor each setting forth resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, specimen signatures of such authorized officers, and the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)           The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence and qualification of the Borrower and each Guarantor in its jurisdiction of formation.

(d)           The Administrative Agent shall have received information reasonably requested by it relating to insurance coverage of the Borrower and its Subsidiaries (after giving effect to the Transactions).

(e)           The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)            The Administrative Agent shall have received a duly executed Note payable to the order of any Lender requesting a Note in a principal amount equal to its funded Loan dated as of the date hereof.

(g)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guarantee and Collateral Agreement, described on Exhibit E.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create second priority, perfected Liens (subject only to the Liens permitted by Section 9.03) on at least 60% of the Engineered Value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(h)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Intercreditor Agreement.

(i)            The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, an opinion of (i) Baker Botts L.L.P., counsel to the Credit Parties, and (ii) local counsel in each of the following states: Oklahoma and Nevada.

(j)            The Administrative Agent shall have received title information as the Administrative Agent may reasonably require setting forth the status of title to at least 60% of the Engineered Value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(k)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Credit Parties have received all consents and approvals required by Section 7.03.

(l)            The Administrative Agent shall have received the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(m)          The Administrative Agent shall have received appropriate UCC search reports for the jurisdiction of organization of each Credit Party reflecting no prior Liens (other than Liens permitted by Section 9.03) encumbering the Properties of the Credit Parties.

(n)           The Administrative Agent shall have received evidence that the Existing Credit Agreements have been, or concurrently with the Effective Date are being, terminated and all Liens securing Debt under the Existing Credit Agreements have been, or concurrently with the Effective Date are being, released.

(o)           The Administrative Agent shall have received evidence that the Equity Investors have made contemporaneously with the initial funding hereunder an aggregate cash equity investment in the Borrower of at least $140,000,000 (the “Initial Equity Investment”).

(p)           The Administrative Agent shall have received evidence that, as of the Effective Date, the Senior Revolving Credit Agreement has closed and that the Borrowing Base under the Senior Revolving Credit Agreement is at least $140,000,000.

(q)           The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the solvency (i) of the Credit Parties (other than the Crusader Entities), taken as a whole, immediately before giving effect to the Transactions, and (ii) of the Credit Parties, taken as a whole, immediately after giving effect to the Transactions.

(r)            The Administrative Agent shall be satisfied that as of the Effective Date, the Borrowing Base under the Senior Revolving Credit Agreement exceeds the aggregate principal amount of the loans and the aggregate face amount of all letters of credit outstanding thereunder by at least $15,000,000.

(s)            Schedule 7.20 shall have set forth therein a complete list of all Swap Agreements in effect on the Effective Date unless otherwise agreed by the Administrative Agent in its reasonable discretion.

(t)            The Administrative Agent shall have received (i) copies of the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries (other than the Crusader Entities) for the 2006, 2007 and 2008 fiscal years and interim unaudited financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal quarters ending on March 31, 2009, June 30, 2009 and September 30, 2009; (ii) to the extent available, copies of the audited consolidated financial statements of the Crusader Entities for the 2006, 2007 and 2008 fiscal years and interim unaudited financial statements of the Crusader Entities for the fiscal quarters ending on March 31, 2009, June 30, 2009 and September 30, 2009; (iii) to the extent available, copies of the pro forma unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the most recently ended four fiscal quarter period and reports prepared on a monthly basis setting forth the pro forma production volume and revenue information for such recently ended four fiscal quarter period for the Borrower and its Consolidated Subsidiaries and (iv) the unaudited pro forma consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the Effective Date and after giving effect to the Transactions, together with pro forma forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Consolidated Subsidiaries prepared on a quarterly basis covering the 2010 fiscal year and annually thereafter until the Maturity Date.

(u)           The Administrative Agent shall have received (i) a true and complete copy of the Acquisition Agreement, certified as such by the Borrower, and (ii) evidence of all consents and approvals received pursuant to the Acquisition Agreement.

(v)           The Administrative Agent shall have received evidence of the entry of an order for which there is no stay pending appeal by the Bankruptcy Court under Section 1129 of the Bankruptcy Code confirming a plan of reorganization (the “Reorganization Plan”) of the Crusader Entities which is in the form filed by the Crusader Entities on or about September 22, 2009, as amended by the Crusader Entities on or about November 3, 2009, and with any further amendments thereto that are not materially adverse to the Lenders, and authorizing the sale of 100% of the New Crusader Shares (as defined in the Acquisition Agreement) to Acquisition Sub, free and clear of any and all Liens and Claims (as such terms are defined in the Purchase Agreement), (the “Confirmation Order”); provided, that either (i) the appeal period for such Confirmation Order has passed or (ii) if the appeal period for such Confirmation Order has not passed, (A) the Confirmation Order shall contain a specific authorization that the Acquisition Agreement is approved, and (B) notwithstanding anything in the Bankruptcy Code to the contrary, including Bankruptcy Rules 3020(e), 6004(h) and 6006(d), the Debtors (as defined in the Reorganization Plan) and the Borrower shall be authorized to consummate the Reorganization Plan and the transactions and transfers contemplated therein immediately after entry of the Confirmation Order.

(w)          The legal, corporate, and capital structure of the Borrower and its Subsidiaries upon the Effective Date shall be consistent with the anticipated legal, corporate, and capital structure of the Borrower and its Subsidiaries (after giving effect to the Transactions on the Effective Date) as disclosed to the Administrative Agent in writing on or prior to December 2, 2009, with such modifications thereto that are not materially adverse to the interests of the Lenders.

(x)           The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(y)           The Acquisition shall have been, or shall contemporaneously with the Effective Date be, consummated substantially pursuant to the terms of the Acquisition Agreement.

(z)           No Effective Date Material Adverse Effect has occurred and is continuing.

Section 6.02          Additional Conditions.  The obligation of each Lender to fund its Loan (including the initial funding), is subject to the satisfaction of the following additional conditions:

(a)           At the time of and immediately after giving effect to the funding of the Loans, no Event of Default shall have occurred and be continuing; provided that, the existence or non-existence of any Event of Default with respect to a breach of representations and warranties as of the Effective Date shall relate only to a breach of Specified Representations.

(b)           With respect to the Loans made on the Effective Date, the Specified Representations shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof).

(c)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

ARTICLE VII
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01          Organization; Powers.  The Borrower and each Guarantor is duly organized, validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02          Authority; Enforceability.  The Transactions are within the Borrower’s and each Guarantor’s corporate, limited liability company and/or organizational powers and have been duly authorized by all necessary organizational and, if required, action by any holders of its Equity Interests.  Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03          Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except (i) such as have been obtained, taken, given or made and are in full force and effect and (ii) recordings and filings necessary to perfect the Liens created pursuant to the Loan Documents, (b) will not (i) violate any Governmental Requirement or (ii) violate any Organizational Documents of the Borrower or any Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or any Material Farmout Agreement or Material Operating Agreement binding upon the Borrower or any Guarantor or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Guarantor, and will not result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor (other than the Liens created by the Loan Documents).

Section 7.04          Financial Condition; No Material Adverse Change.

(a)           Nosley has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, members’ equity and cash flows (A) as of and for the calendar year ended December 31, 2008, reported on by Deloitte & Touche, independent public accountants and (B) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2009, certified by a Financial Officer of Nosley.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Nosley and its Consolidated Subsidiaries as of such dates and for such periods in accordance with Tax Basis Accounting, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)           Jones has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, partners’ equity and cash flows (A) as of and for the calendar year ended December 31, 2008, certified by a Financial Officer of Jones and (B) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2009, certified by a Financial Officer of Jones.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Jones and its Consolidated Subsidiaries as of such dates and for such periods in accordance with Tax Basis Accounting, subject to year-end adjustments and the absence of footnotes in the case of the unaudited financial statements.

(c)           (i) As of the Effective Date, there has been no event, development or circumstance that has had or could reasonably be expected to have an Effective Date Material Adverse Effect and (ii) at any time after the Effective Date as of which this representation and warranty is made or deemed made, there has been no event, development or circumstance since December 31, 2008 that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           As of the date hereof, the Borrower and the Guarantors have no material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05          Litigation.

(a)           Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Guarantor (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b)           There has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06          Environmental Matters.  Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the Borrower and the Guarantors and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)           the Borrower and the Guarantors have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Borrower nor any Guarantor has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)           there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Guarantor or any of their respective Properties or as a result of any operations at the Properties;

(d)           none of the Properties contain or have contained any:  (i) underground storage tanks; (ii) asbestos-containing materials; or (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)           there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any of the Borrower’s or any Guarantor’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)            neither the Borrower nor any Guarantor has received written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Guarantor’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g)           there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or any Guarantor’s Properties that would reasonably be expected to form the basis for a claim for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h)           the Borrower and the Guarantors have made available to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Borrower’s or any Guarantor’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07          Compliance with the Laws and Agreements; No Defaults.

(a)           Each Credit Party is in compliance with all Governmental Requirements (other than Environmental Laws) applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           No Default has occurred and is continuing.

Section 7.08          Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, and subject to regulation and registration as such under, the Investment Company Act of 1940, as amended.

Section 7.09          Taxes.  The Credit Parties have timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which each Credit Party has set aside on its books adequate reserves in accordance with the applicable Designated Accounting Method or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Credit Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10          ERISA.  Except for such matters as could not reasonably be expected to have a Material Adverse Effect:

(a)           The Borrower, its Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)           Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e)           Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any liability, including, without limitation, any such plan that is maintained to provide benefits to former employees of such entities (other than benefits mandated by Title I, Part 6 of ERISA and section 4980B of the Code).

(f)            Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11          Disclosure; No Material Misstatements.  Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (other than fluctuations in crude oil and natural gas prices, or changes in the oil and gas exploration and production industry or general economic conditions in the United States that, in each case, do not materially and disproportionately affect the Credit Parties).  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (excluding Reserve Reports), as modified or supplemented by other information so furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12          Insurance.  Each Credit Party has (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements to which it is party and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties.  Subject to Sections 8.07 and 8.18, the Administrative Agent has been named as an additional insured in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13          Restriction on Liens.  Except as permitted by Section 9.16, no Credit Party is a party to any material agreement or arrangement or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of its Properties to secure the Indebtedness.

Section 7.14          Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.

Section 7.15          Location of Business and Offices.  Schedule 7.15 lists for the Borrower and each other Credit Party its full legal name, its jurisdiction of organization, its organizational identification number in its jurisdiction of organization and its principal place of business and chief executive office.  Schedule 7.15 shall be automatically supplemented by any notice delivered pursuant to Section 8.01(m).

Section 7.16          Properties; Titles, Etc.

(a)           The Credit Parties have good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all their personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03 (subject to receipt of assignments from ExxonMobil under farmout agreements which are not more than twelve months past first production and subject to receipt of assignments from all other farmors under farmout agreements which are not more than six months past first production).  After giving full effect to the Excepted Liens, the Credit Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Credit Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Credit Party’s net revenue interest in such Property.

(b)           All material leases and agreements necessary for the conduct of the business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)           The material rights and Properties owned, leased or licensed by the Credit Parties, including, without limitation, all material easements and rights of way, include all material rights and Properties reasonably necessary for the conduct of the Credit Parties’ businesses.

(d)           All of the Properties of the Credit Parties (other than the Oil and Gas Properties which are addressed in Section 7.17 below) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)           Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17          Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and

Properties unitized therewith) of the Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Credit Parties.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Credit Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Credit Parties are deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of such Credit Party.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Credit Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Credit Parties, in a manner consistent with the Credit Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18          Gas Imbalances, Prepayments.  Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Credit Parties to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 500,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.

Section 7.19          Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that the Credit Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Credit Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date of such disclosure or the date of such Reserve Report, as applicable.

Section 7.20          Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21          Use of Loans.  The proceeds of the Loans shall be used to provide working capital for lease acquisitions, exploration and production operations and development drilling (including the drilling and completion of producing wells), to refinance Debt under the Existing Credit Agreements, to fund a portion of the purchase price under the Acquisition Agreement, to pay fees, commissions, expenses and transaction costs related to the foregoing and the other transactions to occur on the Effective Date, and for general corporate purposes of the Borrower and its Subsidiaries.  No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22          Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors taken as a whole, as the Debt becomes absolute and matures, (b) the Borrower and the Guarantors on a consolidated basis will not have incurred or intended to incur, and will not believe that they will incur, Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash to be received by the Borrower and the Guarantors on a consolidated basis and the amounts to be payable on or in respect of their liabilities on a consolidated basis, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) the Borrower and the Guarantors on a consolidated basis will not have (and will have no reason to believe that they will have thereafter) unreasonably small capital for the conduct of their business.

Section 7.23          [Intentionally Omitted].

Section 7.24          Farmout Agreements.

(a)           As of the date hereof and as of each date on which the certificate described in Section 8.12(c) is delivered to the Administrative Agent, Schedule 7.24, as such schedule shall be automatically supplemented to include the farmout agreements listed on the certificate delivered pursuant to Section 8.12(c), sets forth a description of each farmout agreement to which any Credit Party is a party.  With respect to each Material Farmout Agreement that is in effect on any date this representation and warranty is made or deemed made, (i) the Administrative Agent has been provided with a true and correct copy thereof as required by Section 8.12(c) to the extent the Administrative Agent has so requested a copy thereof, (ii) such Material Farmout Agreement is valid, binding and enforceable against the Credit Parties party thereto, and (iii) except as could not reasonably be expected to have a Material Adverse Effect, no default under such Material Farmout Agreement has occurred or is continuing.

(b)           The Credit Parties have obtained all consents from Governmental Authorities necessary to implement and complete in all material respects the Material Farmout Agreements as in effect on the Effective Date.

(c)           The Credit Parties have the right to grant a Lien on their respective interests in the Material Farmout Agreements to which they are party.

(d)           The Material Farmout Agreements comply in all material respects with all applicable restrictive covenants and Governmental Requirements and with all applicable Environmental Laws.

ARTICLE VIII
Affirmative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), the Borrower covenants and agrees with the Lenders that:

Section 8.01          Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender):

(a)           Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 150 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche or other independent public accountants of recognized national or regional standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with the applicable Designated Accounting Method, consistently applied.

(b)           Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with the applicable Designated Accounting Method consistently applied, subject to normal year-end adjustments and the absence of footnotes.

(c)           Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in Tax Basis Accounting or any change in GAAP, as applicable, or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)           [Intentionally Omitted].

(e)           Certificate of Financial Officer — Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b) hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Credit Parties in effect on such date, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the then net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)            Certificate of Insurer — Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)           Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Credit Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Credit Party, and a copy of any response by such Credit Party, to such letter or report.

(h)           SEC and Other Filings; Reports to Shareholders.  If any Credit Party becomes a publicly traded company, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Credit Party with the SEC, or with any national securities exchange, or distributed by such Credit Party to its shareholders generally, as the case may be.

(i)            Notices Under Material Instruments.  Promptly after the furnishing or receipt thereof, (a) copies of any notices of redemption, defeasance, conversion, retirement or acquisition of, or under, any Disqualified Capital Stock, if any, of the Borrower and (b) copies of any notices of default under the Second Lien Term Loan Documents not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)            Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Credit Parties.

(k)           Notice of Sales of Oil and Gas Properties.  In the event any Credit Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties (other than Hydrocarbons sold in the ordinary course of business) with an aggregate value of at least $2,500,000 in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l)            Notice of Casualty Events.  Prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event.

(m)          Information Regarding Borrower and Guarantor.  Prompt written notice (and in any event within ten (10) days prior thereto or such later date as may be reasonably acceptable to the Administrative Agent) of any change (i) in the Borrower’s or any Guarantor’s corporate name, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number; provided that, no such advance notice shall be required in connection with the Corporate Reorganization which is expected to occur on or shortly after the date hereof.

(n)           Production Report and Lease Operating Statements.  Within 60 days after the end of each calendar month, a report setting forth, for such calendar month, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, all certified by a Financial Officer as presenting fairly in all material respects the information contained therein, and to the extent applicable, all based on the actual lease operating statements for such Oil and Gas Properties.

(o)           Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any Organizational Document of the Borrower or any Guarantor.

(p)           Notices Relating to Farmout Agreements.  Promptly upon their becoming available, copies of all notices of (i) any cancellation, termination, abandonment or transfer of any Material Farmout Agreement or of any material rights of the applicable Credit Party thereunder, (ii) cancellation, termination, abandonment, transfer or amendment of any farmout agreement that has been fully earned but for which the applicable Credit Party does not have record title, and (iii) any payment default or other default under any Material Farmout Agreement or any other farmout agreement that has been fully earned but for which the applicable Credit Party does not have  record title.

(q)           Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Section 8.02          Notices of Material Events.  Promptly, and in any event within five Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to the Lenders) written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03          Existence; Conduct of Business.  The Borrower will, and will cause each of the Guarantors to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04          Payment of Taxes.  The Borrower will, and will cause each of the Guarantors to pay or discharge all Tax liabilities of the Borrower and all of the Guarantors before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or the Guarantors have set aside on their books adequate reserves with respect thereto in accordance with the applicable Designated Accounting Method and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Guarantor.

Section 8.05          [Intentionally Omitted].

Section 8.06          Operation and Maintenance of Properties; Farmouts.  The Borrower, at its own expense, will, and will cause each of the Guarantors to:

(a)           operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)           subject to any Disposition permitted by this Agreement, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, and other similar payments accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, except for (i) such rentals, royalties and other similar payments which are being contested in good faith by appropriate proceedings and for which reserves shall have been made therefor and (ii) such rentals, royalties and other similar payments the nonpayment of which could not reasonably be expected to result in a reduction in the Engineered Value of such Oil and Gas Properties in an amount equal to or greater than $2,500,000;

(d)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, all material obligations required by each and all of the material assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties which are reasonably necessary for the operation of their businesses and ownership of its Oil and Gas Properties; and

(e)           to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07          Insurance.  The Borrower will, and will cause each of the Guarantors to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (provided, that this Section 8.07 shall not be breached if an insurance company becomes financially insolvent and the Borrower or relevant Guarantor reasonably promptly obtains coverage from a different, financially sound insurer).  Subject to Section 8.18, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the

Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08          Books and Records; Inspection Rights.  The Borrower will, and will cause each of the Guarantors to, keep proper books of record and account in accordance with the applicable Designated Accounting Method.  The Borrower will, and will cause each of the Guarantors to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided, that so long as no Event of Default has occurred and is continuing, there may be no more than three such inspections in any calendar year).

Section 8.09          Compliance with Laws.  The Borrower will, and will cause each of the Guarantors to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10          Environmental Matters.

(a)           The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Guarantor and each Guarantor’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or the Guarantors’ Properties or any other Property to the extent caused by the Borrower’s or any of the Guarantors’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the Guarantors’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or the Guarantors’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the Guarantors’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower will promptly, but in no event later than ten days after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Properties or any Guarantor or any Guarantor’s Properties in connection with any Environmental Laws (excluding routine testing and corrective action) if (i) the Borrower has been notified in writing of such threatened action, investigation, inquiry, demand or lawsuit and (ii) the Borrower reasonably anticipates that such action, investigation, inquiry, demand or lawsuit will result in liability (whether individually or in the aggregate) in excess of $2,500,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11          Further Assurances.

(a)           The Borrower at its sole expense will, and will cause the Guarantors to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any of the Guarantors, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as the Administrative Agent may reasonably deem necessary or appropriate in connection therewith.

(b)           The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Property owned by any Credit Party that is subject to the Liens under the Security Instruments without the signature of the Borrower or any Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12          Reserve Reports.

(a)           On or before April 1st and October 1st of each year, commencing April 1, 2010, the Borrower shall furnish to the Administrative Agent (for distribution to the Lenders) a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Guarantors as of the immediately preceding January 1st and July 1st.  The Reserve Report to be delivered on or before April 1st of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report to be delivered on or before October 1st of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding April 1 Reserve Report.

(b)           In the event of any Interim Redetermination of the Borrowing Base under the Senior Revolving Credit Agreement, the Borrower shall furnish to the Administrative Agent

(for distribution to the Lenders) a copy of the Reserve Report provided to the Senior Administrative Agent in connection with such Interim Redetermination, which shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding April 1 Reserve Report.

(c)           With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) a certificate from a Responsible Officer certifying that, in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct (it being understood that projections concerning volumes and production and cost estimates contained in such report are necessarily based upon professional opinions, estimates and projections upon which such Person is relying when making such certifications), (ii) the Borrower or the Guarantors own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03 (subject to receipt of assignments from ExxonMobil under farmout agreements which are not more than twelve months past first production and subject to receipt of assignments from all other farmors under farmout agreements which are not more than six months past first production), (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of the Guarantors to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last determination of the Borrowing Base under the Senior Revolving Credit Agreement except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and that the Engineered Value of such Oil and Gas Properties represents at least 80% (by value) of all Oil and Gas Properties of the Credit Parties evaluated in the Reserve Report delivered to the Administrative Agent most recently prior to the Reserve Report attached to such certificate and (vii) attached to the certificate is a list of all farmout agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report prior to the Reserve Report attached to such certificate.  Promptly after the request of the Administrative Agent, the Borrower will deliver to the Administrative Agent true and correct copies of any Material Farmout Agreement listed on the certificate described in the immediately preceding sentence.

Section 8.13          Title Information.

(a)           Within thirty (30) days of delivery to the Administrative Agent and the Lenders of each Reserve Report required after the Title Delivery Date by Section 8.12(a) (or such later date as may be acceptable to the Administrative Agent), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the Engineered Value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)           If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties which constitute Oil and Gas Properties and with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clause (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)           If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property that constitutes Oil and Gas Properties after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the amount of Total Proved PW10% used in connection with Section 9.01(d) shall be reduced by an amount as determined by the Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties.  This new Total Proved PW10% amount shall become effective immediately after receipt of such notice; provided that, if the Borrower subsequently provides the Administrative Agent with title information reasonably acceptable to the Administrative Agent covering any such unacceptable Mortgaged Property, the Total Proved PW10% amount shall be increased by an amount as determined by the Administrative Agent.

(d)           On or before the Title Delivery Date, the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by the Initial Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the Engineered Value of the Oil and Gas Properties evaluated by such Initial Reserve Report.

Section 8.14          Additional Collateral; Additional Guarantors.

(a)           In connection with each redetermination of the Borrowing Base pursuant to the terms of the Senior Revolving Credit Agreement, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties that constitute Oil and Gas Properties (as described in Section 8.12(c)(vi)) to ascertain whether such Mortgaged Properties represent at least 80% of the Engineered Value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that such Mortgaged Properties do not represent at least 80% of such Engineered Value, then the Borrower shall, and shall cause the Guarantors to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c) (or such later date as may be acceptable to the Administrative Agent), to the Administrative Agent as security for the Indebtedness a second-priority Lien interest (subject to Excepted Liens other than Excepted Liens described in clause (h) of such definition) on additional Oil and Gas Properties evaluated in the most recently completed Reserve Report not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties that constitute Oil and Gas Properties will represent at least 80% of such Engineered Value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)           The Borrower shall promptly cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to guarantee the Indebtedness pursuant to the Guarantee and Collateral Agreement.  In connection with any such guaranty, the Borrower shall promptly, but in any event no later than 15 days after the formation or acquisition (or other similar event) of any such Subsidiary (or such later date as may be acceptable to the Administrative Agent), (i) subject to the Intercreditor Agreement, cause such Subsidiary to execute and deliver a supplement to the Guarantee and Collateral Agreement, (ii) subject to the Intercreditor Agreement, cause all of the Equity Interests of such Subsidiary to be pledged to the Administrative Agent, for the benefit of the Secured Parties, and to the extent such Equity Interests are certificated, cause such original stock or other certificates evidencing such Equity Interests, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof, to be delivered to the Senior Administrative Agent, as bailee for the Administrative Agent in accordance with the terms of the Intercreditor Agreement, and (iii) cause such Subsidiary to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)           The Borrower agrees that it will not, and will not permit any Guarantor to, grant a Lien on any Property to secure the Senior Revolving Credit Notes without contemporaneously granting to the Administrative Agent, as security for the Indebtedness, a second-priority, perfected Lien (subject to Liens permitted by Section 9.03) on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent.  In connection therewith, the Borrower shall, and shall cause each

Guarantor to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15          ERISA Compliance.  The Borrower will promptly furnish and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder or (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any material “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor or the PBGC with respect thereto.

Section 8.16          Swap Agreements.  Prior to any Swap Event, the Borrower shall provide written notice thereof to Administrative Agent.  Until such time as the Borrowing Base is adjusted pursuant to Section 2.07(b) of the Senior Revolving Credit Agreement as a result of a Swap Event or the Senior Administrative Agent advises the Borrower that the Borrowing Base will not be modified pursuant to the Senior Revolving Credit Agreement, the Borrower shall retain any proceeds attributable to such Swap Event.

Section 8.17          Marketing Activities.  The Borrower will not, and will not permit any of the Guarantors to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower or the Guarantors that the Borrower or the Guarantors have the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.18          Post Closing Items.  The Borrower shall satisfy, or cause to be satisfied, the requirements set forth on Schedule 8.18 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its reasonable discretion unless otherwise expressly provided in Schedule 8.18.

ARTICLE IX
Negative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), the Borrower covenants and agrees with the Lenders that:

Section 9.01          Financial Covenants.

(a)           Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2010, to be less than 2.50 to 1.00.

(b)           Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2010, to be greater than (i) 4.50 to 1.00 in the case of the fiscal quarter ending March 31, 2010, and (ii) 4.00 to 1.00 in the case of each fiscal quarter ending thereafter.

(c)           Current Ratio.  The Borrower will not permit the ratio of (i) consolidated current assets of the Borrower and its Consolidated Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133 or the equivalent of FAS 133 under Tax Basis Accounting if the Designated Accounting Method is Tax Basis Accounting) to (ii) consolidated current liabilities of the Borrower and its Consolidated Subsidiaries (excluding non-cash obligations under FAS 133 or the equivalent of FAS 133 under Tax Basis Accounting if the Designated Accounting Method is Tax Basis Accounting, and current maturities under this Agreement), as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2010, to be less than 1.0 to 1.0.

(d)           Total Proved PW10% to Total Debt.  The Borrower will not, as of any Test Date, permit the ratio of (i) Total Proved PW10% as in effect on such Test Date to (ii) Total Debt as of such Test Date to be less than 1.50 to 1.00. For purposes hereof, “Test Date” means (A) the date of any scheduled redetermination of the Borrowing Base under the Senior Credit Agreement, beginning as of May 1, 2010, (B) the date of any interim redetermination of the Borrowing Base under the Senior Credit Agreement, (C) the date of any Material Acquisition or Material Disposition, or (D) such other date during each calendar year, if any, as selected by the Administrative Agent at the request of any Lender and notified to the Borrower at least 10 Business Days in advance, provided that the Administrative Agent shall select no more than one additional testing date during any calendar year.

Section 9.02          Debt.  The Borrower will not, and will not permit any of the Guarantors to, incur, create, assume or suffer to exist any Debt, except the following:

(a)           the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents;

(b)           Debt under Capital Leases and Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets other than Properties described in clauses (a) — (e) of the definition of “Oil and Gas Properties” (whether or not constituting purchase money Debt); provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $2,500,000;

(c)           Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(d)           endorsements of negotiable instruments for collection in the ordinary course of business;

(e)           Debt now or hereafter outstanding under the Senior Revolving Credit Agreement, provided that (i) the aggregate principal amount of such Debt shall not exceed the applicable amount set forth in the Intercreditor Agreement, and (ii) such Debt is comprised of a single facility with no differentiation among lenders in the revolving character, pricing or maturity thereof;

(f)            intercompany Debt between the Borrower and a Subsidiary that is a Guarantor or between Subsidiaries that are Guarantors; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Guarantor, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guarantee and Collateral Agreement;

(g)           Debt in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by the Borrower or any Guarantor in the ordinary course of business;

(h)           Debt consisting of obligations to pay insurance premiums;

(i)            Debt consisting of reimbursement obligations of the Credit Parties in respect of the BNP Paribas Letter of Credit; provided that (i) the amount thereof shall not exceed $7,000,000, and (ii) such BNP Paribas Letter of Credit shall have been cancelled or otherwise terminated on or prior to January 8, 2010;

(j)            Debt under the Acquisition Escrow Notes; and

(k)           other Debt not to exceed $2,500,000 in the aggregate at any one time outstanding.

For the avoidance of doubt, when calculating the amount of Debt for purposes of determining compliance with clause (b) or (k) above, such calculation shall not include any guarantee by a Credit Party in respect of other Debt already included in such calculation.

Section 9.03          Liens.  The Borrower will not, and will not permit any of the Guarantors to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)           Liens securing the payment of any Indebtedness created pursuant to the Security Instruments;

(b)           Excepted Liens;

(c)           [Reserved.];

(d)           Liens securing Debt permitted under Section 9.02(b); provided that such Liens do not at any time encumber any property other than the property financed by such Debt;

(e)           Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);

(f)            Liens on insurance proceeds securing Debt permitted by Section 9.02(h) of this Agreement;

(g)           Liens on the cash or certificates of deposit held by First National Bank of Albany/Breckenridge and securing the Debt permitted by Section 9.02(i) so long as such cash or certificates of deposit were posted and delivered to First National Bank of Albany/Breckenridge on or prior to the date hereof and the amount or value of such cash or certificates of deposit is not in excess of $7,000,000;

(h)           Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt permitted to be secured under this Section 9.03(h) shall not exceed $1,000,000 at any time outstanding; and

(i)            Liens created pursuant to the Senior Revolving Credit Documents.

Section 9.04          Dividends, Distributions and Redemptions.  The Borrower will not, and will not permit any of the Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment to its Equity Interest holders without the prior approval of the Majority Lenders, except that: (i) the Borrower and each Guarantor may declare and pay dividends or distributions with respect to their Equity Interests payable solely in additional Equity Interests (other than Disqualified Capital Stock), (ii) each Subsidiary may make Restricted Payments to the Borrower and to any Subsidiaries of the Borrower that are Guarantors, (iii) the Borrower or such Guarantor may make Restricted Payments in an aggregate amount not to exceed $2,500,000 in respect of repurchases of Equity Interests from employees (and their heirs, estates and assigns) upon the death, termination or disability of such employee, (iv) the Borrower may make Permitted Tax Distributions, (v) the Borrower may pay the Monitoring Fee so long as (A) no Default exists before and after giving effect to the payment of such fee, (B) after giving effect to such payment, Availability under the Senior Revolving Credit Agreement is greater than or equal to the greater of (1) $10,000,000 and (2) 5% of the lesser of the Aggregate Maximum Credit Amounts under the Senior Revolving Credit Agreement and the Borrowing Base then in effect under the Senior Revolving Credit Agreement, and (C) such payment shall not exceed $675,000 in any fiscal year; provided that, if the Borrower is prohibited from making any such payment under this clause (v) and the conditions restricting such payment no longer exists, the Borrower may make all such payments which were previously restricted so long as the terms of clause (A) and (B) are met, and (vi) the Borrower may pay the Transaction Fee on the date hereof.

Section 9.05          Investments, Loans and Advances.  The Borrower will not, and will not permit any of the Guarantors to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)           Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;

(b)           accounts receivable arising in the ordinary course of business;

(c)           direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)           commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(e)           deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; provided that First National Bank of Albany/Breckenridge shall not be subject to the deposit rating requirement;

(f)            deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)           Investments made by a Credit Party in or to (or, with respect to Guarantees permitted under Section 9.02(i), for the benefit of) any other Credit Party;

(h)           Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or one of the Guarantors with others; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, an amount equal to $1,000,000;

(i)            Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(j)            loans or advances to employees, officers, directors or managers of the Borrower, as the case may be, to the extent that such Investment is permitted by applicable law,

including (to the extent applicable) Section 402 of the Sarbanes Oxley Act of 2002; provided that the aggregate outstanding amount of Investments under this Section 9.05(j) shall not exceed $1,000,000 in the aggregate at any time;

(k)           Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of the Guarantors as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the Guarantors; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(k) exceeds $500,000;

(l)            Debt permitted under Section 9.02(f);

(m)          Investments consisting of Swap Agreements to the extent permitted under Section 9.18;

(n)           Investments made in connection with the purchase, lease or other acquisition of tangible assets of any Person, and investments made in connection with the purchase, lease or other acquisition of all or substantially all of the business of any Person, or all of the Equity Interests of any Person, or any division, line of business or business unit of any Person (including by the merger or consolidation of such Person into the Borrower or any Guarantor); provided that (i) any newly acquired Subsidiary shall promptly comply with the requirements of Section 8.14(b), (ii) no Default exists before and after giving effect to such Investment, and (iii) after giving effect to such Investment, the Borrower shall be in pro forma compliance with Section 9.01;

(o)           Investments permitted by Section 9.11 or Section 9.15;

(p)           Investments by the Borrower or a Guarantor in the Equity Interests of its Subsidiaries as of the date of this Agreement;

(q)           Investments by a Credit Party in CPD SPE required under the CPDA; and

(r)            other Investments not to exceed $2,500,000 in the aggregate at any time.

Section 9.06          Nature of Business; International Operations.  The Borrower will not, and will not permit any of the Guarantors to, allow any material change to be made in the character of their business as an independent oil and gas exploration and production company.  From and after the date hereof, the Borrower and the Guarantors will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 9.07          [Intentionally Omitted.]

Section 9.08          Proceeds of Loans.  The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09          ERISA Compliance.  Except for such matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower will not, and will not permit any of the Guarantors to, at any time:

(a)           engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)           fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(c)           contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, which may not be terminated by such entities in their sole discretion at any time without any material liability, including, without limitation, any such plan that is maintained to provide benefits to former employees of such entities, (other than benefits mandated by Title I, Part 6 of ERISA and section 4980B of the Code), or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.10          Sale or Discount of Receivables.  Except for (a) receivables obtained by the Borrower or any of the Guarantors out of the ordinary course of business, (b) the settlement of joint interest billing accounts in the ordinary course of business, (c) discounts granted to settle collection of accounts receivable, (d) the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, and (e) the Alpine Releases, the Borrower will not, and will not permit any of the Guarantors to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11          Mergers, Etc.  Neither the Borrower nor any of the Guarantors will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its Property to any other Person, except that (a) any Guarantor may merge into or with or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (b) any Guarantor may merge into or with or consolidate with any other Guarantor, (c) any Guarantor may dispose of all or substantially all of its Property to the Borrower or any other Guarantor, and (d) the Borrower or any Guarantor may engage in any acquisition permitted by Section 9.05.

Section 9.12          Sale of Properties.  The Borrower will not, and will not permit any of the Guarantors to, sell, assign, farm-out, convey or otherwise transfer (each, a “Disposition”) any Property except for:

(a)           the sale of Hydrocarbons and seismic data (other than such data pertaining to proved Oil and Gas Properties evaluated in the most recent Reserve Report) in the ordinary course of business;

(b)           Dispositions of undeveloped acreage, including undeveloped acreage of the Credit Parties under any farmout agreements not included in the most recent Reserve Report, and assignments in connection with such farmouts and transfers;

(c)           the sale or transfer or abandonment of obsolete, worn-out or surplus equipment that is no longer necessary for the business of the Borrower or such Guarantor or is replaced by equipment of at least comparable value and use;

(d)           the Disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) in the case of any such Disposition other than a Specified Disposition (as defined in the Senior Revolving Credit Agreement), at least 75% of the consideration received in respect of such Disposition shall be cash (it being understood that for purposes of calculating such 75% for purposes of this clause (i) only, any securities, notes or other consideration received by the Borrower or any Guarantor in respect of such Disposition that could reasonably be expected to be converted into cash within 90 days after such Disposition and which are, within such 90 day period, converted by the Borrower or such Guarantor into cash shall be deemed to be cash for purposes of this clause (i) to the extent of the cash received in such conversion); (ii) in the case of any Specified Disposition (as defined in the Senior Revolving Credit Agreement), the cash consideration received in respect of such Disposition shall be at least equal to the greater of (A) 75% of the total consideration received in respect of such Disposition and (B) the value attributed to the Oil and Gas Properties subject to such Specified Disposition (as defined in the Senior Revolving Credit Agreement), if any, in the then effective Borrowing Base under the Senior Revolving Credit Agreement; (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such Disposition (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (iv) if such Disposition is a Material Disposition, after giving effect to such Disposition, the Borrower is in pro forma compliance with Section 9.01(d), and (v) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary;

(e)           Dispositions of Property by any Credit Party to any other Credit Party;

(f)            Dispositions permitted by Sections 9.03, 9.04, 9.05 and 9.11;

(g)           Asset Swaps;

(h)           use of cash and cash equivalents for transactions not expressly prohibited hereunder;

(i)            Dispositions consisting of the licensing or sublicensing of intellectual property and licenses, leases or subleases of other Property (other than Oil and Gas Properties);

(j)            cancellations of intercompany Debt between or among Credit Parties;

(k)           Dispositions of Property required under the CPDA; and

(l)            Disposition of Property not otherwise permitted in the preceding clauses of this Section 9.12); provided that, (i) such Disposition is not of any Property described in clauses (a) — (e) of the definition of “Oil and Gas Properties” in Section 1.02 of this Agreement, and (ii) the fair market value of all Property disposed of pursuant to this Section 9.12(l) shall not exceed $10,000,000.

Section 9.13          [Intentionally Omitted].

Section 9.14          Transactions with Affiliates.  The Borrower will not, and will not permit any of the Guarantors to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that this Section shall not apply to: (a) transactions among the Credit Parties; (b) transactions among one or more Credit Parties and CPD SPE pursuant to the CPDA; (c) any Restricted Payment permitted by Section 9.04; (d) with respect to any Person serving as an officer, director, employee or consultant of the Borrower or any Guarantor (i) the payment of reasonable compensation, benefits or indemnification liabilities in connection with his or her services in such capacity, (ii) the making of advances for travel or other business expenses in the ordinary course of business or (iii) such Person’s participation in any benefit or compensation plan; (e) Investments permitted under Section 9.05(j), (l), (p) or (q), and Investments permitted by Section 9.15; and (f) the payment of Acquisition Related Costs.

Section 9.15          Subsidiaries.  The Borrower will not, and will not permit any of the Guarantors to, create or acquire any additional Subsidiaries, unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b).  The Borrower shall have no Foreign Subsidiaries, unless permitted by the Administrative Agent.  The Borrower shall not have any Subsidiary other than Subsidiaries all of the Equity Interests of which are owned, directly or indirectly, by the Company.

Section 9.16          Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any of the Guarantors to, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or the Senior Revolving Credit Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not prevent (a) restrictions on the transfer of Equity Interests in joint ventures, (b) customary non-assignment provisions in leases, licenses, permits and other agreements entered into in the ordinary course of business, (c) in connection with any Disposition of Property permitted hereunder, any restriction with respect to such Property imposed under the agreement or agreements governing such Disposition, (d) restrictions imposed by any Governmental Authority or under any Governmental Requirement or (e) any restriction imposed on the granting, conveying, creation or imposition of any Lien on any Property of a Credit Party imposed by any contract, agreement or understanding related to the Liens permitted under clause (d), (f) or (g) of Section 9.03 so long as such restriction only applies to the Property permitted under such clauses to be encumbered by such Liens.

Section 9.17          Gas Imbalances, Take-or-Pay or Other Prepayments.  The Borrower will not, and will not permit any of the Guarantors to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of the Guarantors that would require the Borrower or any of the Guarantors to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed 500,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.

Section 9.18          Swap Agreements.

(a)           The Borrower will not, and will not permit any of the Guarantors to, enter into any Swap Agreement with any Person other than:

(i)            Swap Agreements in respect of commodities entered into with Approved Counterparties and not for speculative purposes and with a duration no longer than five years from the date the applicable Swap Agreement is entered into; provided that the aggregate notional volume of such commodities per year (with volumes of oil and volumes of gas calculated separately), under all such Swap Agreements of the Borrower and the Guarantors then in effect shall not, at the time each transaction under any such Swap Agreement is entered into, exceed (A) 90% of the anticipated projected production from proved, developed, producing Oil and Gas Properties attributable to oil for each calendar year, or (B) 90% of the anticipated projected production from proved, developed, producing Oil and Gas Properties attributable to gas for each calendar year, in each case, as determined by reference to the most recently delivered Reserve Report and after giving effect to (1) any pro forma adjustments for the consummation of any acquisitions or dispositions of Oil and Gas Properties since the effective date of such Reserve Report and (2) any adjustments for changes in the anticipated projected production from proved, developed, producing Oil and Gas Properties since the effective date of such Reserve Report based on the actual production of Hydrocarbons and set forth in the most recent monthly production report delivered to the Administrative Agent pursuant to Section 8.01(n); provided that, the limitation in this clause (i) shall not apply to (x) basis differential swaps on volumes already hedged pursuant to other Swap Agreements or (y) put options and price floors (including floors embedded in participating swaps or other similar transactions to the extent not offset by calls) for Hydrocarbons with respect to which the Borrower or any Guarantor is the buyer of such put options or price floors; and

(ii)           Swap Agreements in respect of interest rates (A) with an Approved Counterparty, (B) with a duration that does not extend beyond the Maturity Date and (C) which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Guarantors then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate, using the same index used to determine floating rates of interest on the indebtedness to be hedged.

Other than the BNP Letter of Credit, in no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any of the Guarantors to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures; provided that this sentence shall not prevent a Hedge Bank from requiring the obligations under its Swap Agreement with any Credit Party to be secured by the Liens granted to the Senior Administrative Agent under the Senior Revolving Credit Documents pursuant to the Senior Revolving Credit Documents.

(b)           The Borrower shall not permit a Swap Event to occur without the consent of the Administrative Agent (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, at the election of the Senior Administrative Agent, any such Swap Event shall be consummated in connection with a Scheduled Redetermination or an Interim Redetermination of the Borrowing Base pursuant to the Senior Revolving Credit Agreement.

Section 9.19          Change in Business; Corporate Structure; Accounting Change.

(a)           Each of the Borrower and the Guarantors shall not, and shall not permit any Subsidiary to, engage in any business or activity other than (i) the business of the exploration for, and development, acquisition, and the production of Oil and Gas Properties, (ii) the business of marketing, processing, treating, gathering, and upstream transportation of Oil and Gas Properties produced by the Borrower and its Subsidiaries; (iii) developing raw land acquired or leased by the Borrower or its Subsidiaries in conjunction with the activities described in clause (i) or (ii) above, and remediating such land for resale; and (iv) the business of providing services to support any of the Borrower’s or its Subsidiary’s activities described in clause (i), (ii) or (iii) above.  The Borrower shall not, and shall not permit any Subsidiary to engage in any activity or business, or acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses, in any event, which are not located within the geographical boundaries of the United States or the offshore area in the Gulf of Mexico over which the United States of America asserts jurisdiction.

(b)           Each of the Borrower and the Guarantors shall not, and shall not permit any Subsidiary to, alter, amend or modify in any manner materially adverse to the Lenders any of its Organizational Documents.  In any event, the Borrower shall not permit any Subsidiary to (i) if such Subsidiary is a limited liability company, amend its limited liability company agreement to “opt in” to “security” status in accordance with Section 8.103 of the UCC or (ii) evidence its Equity Interests with a certificate without, in each case, the prior consent of the Administrative Agent.

(c)           Except as set forth in Section 1.05, the Borrower and the Guarantors shall not, and shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by the Designated Accounting Method, or change the fiscal year of the Borrower or of any Subsidiary.

ARTICLE X
Events of Default; Remedies

Section 10.01       Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Guarantors in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof).

(d)           the Borrower or any of the Guarantors shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(m) (as to its name or state of organization), Section 8.01(p), Section 8.02, Section 8.03 (with respect to its legal existence), Section 8.10(a), Section 8.13(d), Section 8.16, Section 8.18 or in ARTICLE IX.

(e)           the Borrower or any of the Guarantors shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or applicable Guarantor otherwise becoming aware of such default.

(f)            the Borrower or any of the Guarantors shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after the expiration of any applicable period of grace and/or notice and cure.

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material

Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of the Guarantors to make an offer in respect thereof, after the expiration of any applicable period of grace and/or notice and cure; provided that this clause (h) shall not apply to secured Debt permitted under Section 9.02(c) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

(h)           there occurs any Event of Default (as defined in the Senior Revolving Credit Agreement) other than any Event of Default arising under Section 9.01(a) or 9.01(b) of the Senior Revolving Credit Agreement, and, except in the case of an Event of Default for failure to pay principal at final maturity or upon acceleration, in which case there shall be no grace period, (x) in the case of any Event of Default with respect to a Borrowing Base Deficiency (as defined in the Senior Revolving Credit Agreement) (following any applicable grace period provided under the Senior Revolving Credit Agreement with respect thereto), such Event of Default shall not have been cured or waived within 15 days, and (y) with respect to any other Event of Default under the Senior Revolving Credit Agreement, such Event of Default shall not have been cured or waived within 45 days.

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(j)            the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(k)           the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(l)            (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not covered by a sound and reputable independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case, shall be rendered against the Borrower or any Guarantor and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment.

(m)          any Loan Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except (i) to the extent permitted by the terms of this Agreement or such other Loan Document, or (ii) with respect to collateral the aggregate value of which, for all such collateral, does not exceed at any time, $2,500,000, or the Borrower, any Guarantor or any Affiliate shall so state in writing.

(n)           (i) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $2,500,000 in any calendar year, (ii) a Plan that is intended to be qualified under section 401(a) of the Code shall lose its qualified status and such event could reasonably be expected to have a Material Adverse Effect, or (iii) the Borrower, a Guarantor or any ERISA Affiliate shall engage in any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, involving any Plan and such event, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(o)           a Change in Control shall occur.

(p)           The Intercreditor Agreement shall cease to be effective (other pursuant to the terms provided therein) or otherwise shall cease to be a legal, valid and binding agreement enforceable against the holders of any Indebtedness under the Senior Credit Agreement in any material respect (other than as a result of the signatory for Wells Fargo not having the proper corporate authority to execute and deliver the Intercreditor Agreement).

Section 10.02       Remedies.

(a)           In the case of an Event of Default other than one described in Section 10.01(i), Section 10.01(j) or Section 10.01(k), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(i), Section 10.01(j) or  Section 10.01(k), the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)           In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)           All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied (subject to the Intercreditor Agreement):

(i)            first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)           second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders under the Loan Documents;

(iii)          third, pro rata to payment of accrued interest on the Loans;

(iv)          fourth, pro rata to payment of principal outstanding on the Loans;

(v)           fifth, pro rata to any other Indebtedness; and

(vi)          sixth, any excess, after all of the Indebtedness shall have been paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
The Administrative Agent

Section 11.01       Appointment; Powers.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02       Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative

Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Guarantor that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the Guarantors, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03       Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.  Each Lender further (i) acknowledges that it has received a copy of the Intercreditor Agreement, (ii) acknowledges and agrees that the Administrative Agent is and was authorized to enter into the same, and (iii) agrees that it is bound by its terms.

Section 11.04       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and the Borrower, the Lenders hereby waive the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05       Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06       Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal as the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as

Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07       Administrative Agent as Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Guarantors or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08       No Reliance.

(a)           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Guarantor of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or any Guarantor.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Mayer Brown LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b)           The Lenders acknowledge that the Administrative Agent and the Arranger are acting solely in administrative capacities with respect to structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in their capacity as Lenders hereunder.  In structuring, arranging or syndicating this Agreement, each Lender acknowledges that the Administrative Agent and the Arranger may be an agent or lender under these Notes, the Senior Revolving Credit Notes, other loans or other securities and waives any existing or future conflicts of interest associated with their role in such other debt instruments.  If in the administration of this facility or any other debt instrument, the Administrative Agent determines (or is given written notice by any Lender that a conflict exists), then it shall eliminate such conflict within ninety (90) days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken while such conflict existed.

Section 11.09       Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10       Authority of Administrative Agent to Release Collateral and Liens.

(a)           Each Lender and each other Secured Party (by their acceptance of the benefits of any Lien encumbering the Mortgaged Property) hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and each other Secured Party (by their acceptance of the benefits of any Lien encumbering the Mortgaged Property) hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.  Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(b)           Notwithstanding anything contained in any of the Loan Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Loan Documents.  By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 11.11       The Arranger.  The Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder.

ARTICLE XII
Miscellaneous

Section 12.01       Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to it at:

Jones Energy Holdings, LLC
807 Las Cimas Parkway, Suite 350
Austin, Texas  78746
Attention:  Craig Fleming, Chief Financial Officer
Telecopy:  (512) 328-5394;

(ii)           if to the Administrative Agent, to it at

Wells Fargo Energy Capital, Inc.
1000 Louisiana Street, 9th Floor
Houston, Texas  77002
Attention: Bryan M. McDavid
Telecopy:  (713) 652-5874

(iii)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02       Waivers; Amendments.

(a)           No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) modify the definition of “Total Proved PW10%” without the consent of each Lender, (iii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (v) change Section 4.01(a) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby in a manner adverse to any Lender, without the written consent of such Lender, (vi) waive or amend Section 6.01 or Section 10.02(c) without the written consent of each Lender (other than a Defaulting Lender), (vii) release any Guarantor (except as set forth in the Guarantee and Collateral Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender (other than a Defaulting Lender), or (viii) change any of the provisions of this Section 12.02(b) or the definitions of or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) or Schedule 7.15 (Locations of Business and Offices) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03       Expenses, Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF

ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OF THE GUARANTORS TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OF THE GUARANTORS SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE GUARANTORS BY THE BORROWER AND THE GUARANTORS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF THE GUARANTORS OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF THE GUARANTORS WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF THE GUARANTORS, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OF THE GUARANTORS OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF THE GUARANTORS OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE GUARANTORS, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE GUARANTORS, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL

OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS, OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT (I) SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (II) SUCH CLAIMS (OTHER THAN CLAIMS AGAINST THE ADMINISTRATIVE AGENT OR THE ARRANGER) ARE SOLELY BETWEEN INDEMNITEES.

Notwithstanding anything to the contrary in this Section 12.03(b), under no circumstances shall the provisions of this Section 12.03(b) be construed to cover any expenses not otherwise reimbursable under Section 12.03(a).

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Arranger, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Arranger in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section 12.03 shall be payable not later than three days after written demand therefor.

Section 12.04       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 or as required under Section 5.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, it being understood that the Borrower may withhold its consent to any such assignment if such assignment would result in a “Termination Event” or an “Event of Default” or a similar event under any Swap Agreement to which the assignor or any Affiliate of the assignor is a party and such “Termination Event,” “Event of Default” or similar event would result in an Event of Default under Section 10.01(h) of this Agreement (and such withholding of consent shall be deemed to be reasonable)) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or if an Event of Default has occurred and is continuing; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any Guarantor to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05       Survival; Revival; Reinstatement.

(a)           All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section

12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)           To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06       Counterparts; Integration; Effectiveness.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)           This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)           Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07       Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all the obligations of the Borrower or any Guarantor owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09       GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)           EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE

LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)           EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11       Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower’s or any of its Subsidiaries’ businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is hereby deemed at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12       Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the

Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13       EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14       Collateral Matters.  Each Lender and other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) acknowledges and agrees that the Administrative Agent has entered into the Security Instruments on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Instruments, acknowledge receipt of copies of such Security Instruments and consent to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder.  All rights, powers and remedies available to the Administrative Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Instruments, shall be subject to the provisions of such Security Instruments.

Section 12.15       No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.16       USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 12.17       Intercreditor Agreement.  Reference is made to the Intercreditor Agreement dated as of December 31, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Company, Wells Fargo, as First Lien Administrative Agent (as defined therein), and the Administrative Agent, as Second Lien Administrative Agent (as defined therein).  Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Senior Revolving Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Company and such lenders are intended third party beneficiaries of such provisions.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	JONES ENERGY HOLDINGS, LLC

By:
	Name:	Craig Fleming
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE
TERM LOAN AGREEMENT

1

ADMINISTRATIVE AGENT:	WELLS FARGO ENERGY CAPITAL, INC., as Administrative Agent

By:
	Name:	Bryan M. McDavid
	Title:	Vice President

SIGNATURE PAGE
TERM LOAN AGREEMENT

2

LENDER:	WELLS FARGO ENERGY CAPITAL, INC., as a Lender

By:
	Name:	Bryan M. McDavid
	Title:	Vice President

SIGNATURE PAGE
TERM LOAN AGREEMENT

3

LENDER:	UNIONBANCAL EQUITIES, INC., as a Lender

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE
TERM LOAN AGREEMENT

4

ANNEX I
LIST OF COMMITMENTS

Name of Lender	Percentage	Commitment Amount
Wells Fargo Energy Capital, Inc.	62.50%	$25,000,000
UnionBanCal Equities, Inc.	37.50%	$15,000,000
TOTAL	100.00%	$40,000,000

SCHEDULE 7.05

LITIGATION

None.

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.14

SUBSIDIARIES OF BORROWER

1.              JELGP, LLC, a Texas limited liability company

2.              J/M Crusader Acquisition Sub LLC, a Delaware limited liability company

3.              Jones Energy, Ltd., a Texas limited partnership

4.              Nosley Properties, LLC, a Texas limited liability company

5.              Crusader Energy Group Inc., a Nevada corporation(1)

6.              Crusader Energy Group, LLC, an Oklahoma limited liability company

7.              Crusader Management Corporation, an Oklahoma corporation(2)

8.              Hawk Energy Fund I, LLC, an Oklahoma limited liability company

9.              Knight Energy Group, LLC, a Delaware limited liability company

10.       Knight Energy Group II, LLC, a Delaware limited liability company

11.       Knight Energy Management, LLC, a Delaware limited liability company

12.       RCH Upland Acquisition, LLC, a Delaware limited liability company

13.       JRJ Opco, LLC, a Texas limited liability company

14.       CCPR Sub LLC, a Delaware limited liability company

(1)  Note:  This entity is to be converted into a Delaware limited liability company named Crusader Holdings, LLC on or after the Effective Date.

(2)  Note:  This entity is to be converted into an Oklahoma limited liability company named Crusader Management, LLC on or after the Effective Date.

SCHEDULE 7.15

LOCATION OF BUSINESS AND OFFICES

1. Jones Energy Holdings, LLC

Jurisdiction of Organization:	Delaware
Organizational Identification Number:	4765517
Principal Place of Business
and Chief Executive Office:(3)	807 Las Cimas Parkway, Suite 350
Austin, TX 78746

2. JELGP, LLC

Jurisdiction of Organization:	Texas
Organizational Identification Number:	801203446

3. J/M Crusader Acquisition Sub LLC

Jurisdiction of Organization:	Delaware
Organizational Identification Number:	4749925

4. Jones Energy, Ltd.

Jurisdiction of Organization:	Texas
Organizational Identification Number:	6665610

5. Nosley Properties, LLC

Jurisdiction of Organization:	Texas
Organizational Identification Number:	800835394

6. Crusader Energy Group Inc.

Jurisdiction of Organization:	Nevada
Organizational Identification Number:	C20990-1995

7. Crusader Energy Group, LLC

Jurisdiction of Organization:	Oklahoma
Organizational Identification Number:	3512106423

8. Crusader Management Corporation

Jurisdiction of Organization:	Oklahoma
Organizational Identification Number:	1912061786

(3)  The principal place of business and chief executive office are the same for all of the Credit Parties.

9. Hawk Energy Fund I, LLC

Jurisdiction of Organization:	Oklahoma
Organizational Identification Number:	3512162622

10. Knight Energy Group, LLC

Jurisdiction of Organization:	Delaware
Organizational Identification Number:	4209525

11. Knight Energy Group II, LLC

Jurisdiction of Organization:	Delaware
Organizational Identification Number:	4352541

12. Knight Energy Management, LLC

Jurisdiction of Organization:	Delaware
Organizational Identification Number:	4359693

13. RCH Upland Acquisition, LLC

Jurisdiction of Organization:	Delaware
Organizational Identification Number:	4076059

SCHEDULE 7.18

GAS IMBALANCES

None.

SCHEDULE 7.19

MARKETING CONTRACTS

Marketing contracts disclosed on Schedule 3.10(a)(iii) to the Acquisition Agreement.

SCHEDULE 7.20

SWAP AGREEMENTS

PART A

NATURAL GAS HEDGES

				Number			Current
Product Hedged	Counterparty	Month of Settlement	Settlement Date	of Contracts	Volume Hedged	Weighted Avg Price	Market Price	Mark to Market
					(mcf)	($)	($)	($)

Natural gas	BNP/UB/WF	Jan-10	02/25/10	69	690,000	5.125	5.935	(558,890)
Natural gas	BNP/UB/WF	Feb-10	03/28/10	66	660,000	5.134	5.935	(528,630)
Natural gas	BNP/UB/WF	Mar-10	04/25/10	64	640,000	5.129	5.935	(515,710)
Natural gas	BNP/UB/WF	Apr-10	05/26/10	61	610,000	5.132	5.935	(489,960)
Natural gas	BNP/UB/WF	May-10	06/25/10	59	590,000	5.147	5.935	(464,640)
Natural gas	BNP/UB/WF	Jun-10	07/26/10	58	580,000	5.108	5.935	(479,400)
Natural gas	BNP/UB/WF	Jul-10	08/25/10	56	560,000	5.136	5.935	(447,510)
Natural gas	BNP/UB/WF	Aug-10	09/25/10	54	540,000	5.134	5.935	(432,440)
Natural gas	BNP/UB/WF	Sep-10	10/26/10	53	530,000	5.148	5.935	(417,040)
Natural gas	BNP/UB/WF	Oct-10	11/25/10	52	520,000	5.227	5.935	(368,010)
Natural gas	BNP/UB/WF	Nov-10	12/26/10	50	500,000	5.465	5.935	(235,220)
Natural gas	BNP/UB/WF	Dec-10	01/25/11	49	490,000	5.699	5.935	(115,670)
Natural gas	BNP/UB/WF	Jan-11	02/25/11	48	480,000	6.262	6.425	(78,460)
Natural gas	BNP/UB/WF	Feb-11	03/28/11	47	470,000	6.265	6.425	(75,060)
Natural gas	BNP/UB/WF	Mar-11	04/25/11	46	460,000	6.200	6.425	(103,620)
Natural gas	BNP/UB/WF	Apr-11	05/26/11	45	450,000	6.030	6.425	(177,580)
Natural gas	BNP/UB/WF	May-11	06/25/11	44	440,000	6.022	6.425	(177,270)
Natural gas	BNP/UB/WF	Jun-11	07/26/11	44	440,000	6.052	6.425	(164,070)

Natural gas	BNP/UB/WF	Jul-11	08/25/11	43	430,000	6.093	6.425	(142,600)
Natural gas	BNP/UB/WF	Aug-11	09/25/11	42	420,000	6.120	6.425	(127,920)
Natural gas	BNP/UB/WF	Sep-11	10/26/11	40	400,000	6.136	6.425	(115,790)
Natural gas	BNP/UB/WF	Oct-11	11/25/11	40	400,000	6.205	6.425	(88,100)
Natural gas	BNP/UB/WF	Nov-11	12/26/11	39	390,000	6.350	6.425	(29,410)
Natural gas	BNP/UB/WF	Dec-11	01/25/12	38	380,000	6.505	6.425	30,210
Natural gas	BNP/UB/WF	Jan-12	02/25/12	39	390,000	6.729	6.455	106,940
Natural gas	BNP/UB/WF	Feb-12	03/27/12	38	380,000	6.732	6.455	105,230
Natural gas	BNP/UB/WF	Mar-12	04/25/12	37	370,000	6.630	6.455	64,920
Natural gas	BNP/UB/WF	Apr-12	05/26/12	36	360,000	6.349	6.455	(38,190)
Natural gas	BNP/UB/WF	May-12	06/25/12	35	350,000	6.323	6.455	(46,120)
Natural gas	BNP/UB/WF	Jun-12	07/26/12	34	340,000	6.346	6.455	(36,990)
Natural gas	BNP/UB/WF	Jul-12	08/25/12	35	350,000	6.400	6.455	(19,350)
Natural gas	BNP/UB/WF	Aug-12	09/25/12	34	340,000	6.424	6.455	(10,540)
Natural gas	BNP/UB/WF	Sep-12	10/26/12	33	330,000	4.983	6.455	(485,680)
Natural gas	BNP/UB/WF	Oct-12	11/25/12	33	330,000	6.487	6.455	10,490
Natural gas	BNP/UB/WF	Nov-12	12/26/12	32	320,000	6.613	6.455	50,480
Natural gas	BNP/UB/WF	Dec-12	01/25/13	32	320,000	6.743	6.455	92,080
Natural gas	BNP/UB/WF	Jan-13	02/25/13	31	310,000	6.894	6.550	106,490
Natural gas	BNP/UB/WF	Feb-13	03/28/13	31	310,000	6.891	6.550	105,740
Natural gas	BNP/UB/WF	Mar-13	04/25/13	30	300,000	6.780	6.550	69,080
Natural gas	BNP/UB/WF	Apr-13	05/26/13	30	300,000	6.501	6.550	(14,620)
Natural gas	BNP/UB/WF	May-13	06/25/13	29	290,000	6.473	6.550	(22,330)
Natural gas	BNP/UB/WF	Jun-13	07/26/13	29	290,000	6.504	6.550	(13,230)

Natural gas	BNP/UB/WF	Jul-13	08/25/13	30	300,000	6.541	6.550	(2,730)
Natural gas	BNP/UB/WF	Aug-13	09/25/13	29	290,000	6.567	6.550	4,940
Natural gas	BNP/UB/WF	Sep-13	10/26/13	29	290,000	6.584	6.550	9,840
Natural gas	BNP/UB/WF	Oct-13	11/25/13	29	290,000	6.638	6.550	25,510
Natural gas	BNP/UB/WF	Nov-13	12/26/13	28	280,000	6.759	6.550	58,530
Natural gas	BNP/UB/WF	Dec-13	01/25/14	28	280,000	6.945	6.740	57,530
Natural gas	BNP/UB/WF	Jan-14	02/25/14	28	280,000	7.082	6.740	95,700
Natural gas	BNP/UB/WF	Feb-14	03/28/14	27	270,000	7.086	6.740	93,480
Natural gas	BNP/UB/WF	Mar-14	04/25/14	27	270,000	6.975	6.740	63,580
Natural gas	BNP/UB/WF	Apr-14	05/26/14	26	260,000	6.695	6.740	(11,820)
Natural gas	BNP/UB/WF	May-14	06/25/14	26	260,000	6.672	6.740	(17,670)
Natural gas	BNP/UB/WF	Jun-14	07/26/14	25	250,000	6.700	6.740	(10,120)
Natural gas	BNP/UB/WF	Jul-14	08/25/14	25	250,000	6.749	6.740	2,270
Natural gas	BNP/UB/WF	Aug-14	09/25/14	25	250,000	6.780	6.740	10,070
Natural gas	BNP/UB/WF	Sep-14	10/26/14	25	250,000	6.797	6.740	14,270
Natural gas	BNP/UB/WF	Oct-14	11/25/14	25	250,000	6.847	6.740	26,870
Natural gas	BNP/UB/WF	Nov-14	12/26/14	24	240,000	6.976	6.740	56,520
Natural gas	BNP/UB/WF	Dec-14	01/25/15	24	240,000	7.132	6.740	94,080
					22,850,000	6.269	6.424	(5,707,540)

NOTE:  Hedging counterparties consist of BNP Paribas, Union Bank and Wells Fargo.

PART B

NATURAL GAS HEDGES - BNP

Product		Month of	Settlement	Number of	Volume	Weighted	Current Market	Mark to
Hedged	Counterparty	Settlement	Date	Contracts	Hedged	Avg Price	Price	Market
					(mcf)	($)	($)	($)

Natural gas	BNP Paribas	Jan-10	02/25/10	34	340,000	4.459	5.810	(459,340)
Natural gas	BNP Paribas	Feb-10	03/28/10	34	340,000	4.548	5.840	(439,280)
Natural gas	BNP Paribas	Mar-10	04/25/10	34	340,000	4.586	5.814	(417,520)
Natural gas	BNP Paribas	Apr-10	05/26/10	30	300,000	4.632	5.778	(343,800)
Natural gas	BNP Paribas	May-10	06/25/10	30	300,000	4.693	5.798	(331,500)
Natural gas	BNP Paribas	Jun-10	07/26/10	30	300,000	4.784	5.857	(321,900)
Natural gas	BNP Paribas	Jul-10	08/25/10	28	280,000	4.882	5.927	(292,600)
Natural gas	BNP Paribas	Aug-10	09/25/10	28	280,000	4.961	5.995	(289,520)
Natural gas	BNP Paribas	Sep-10	10/26/10	28	280,000	5.016	6.023	(281,960)
Natural gas	BNP Paribas	Oct-10	11/25/10	25	250,000	5.158	6.123	(241,250)
Natural gas	BNP Paribas	Nov-10	12/26/10	25	250,000	5.633	6.418	(196,250)
Natural gas	BNP Paribas	Dec-10	01/25/11	25	250,000	6.083	6.728	(161,250)
Natural gas	BNP Paribas	Jan-11	02/25/11	14	140,000	6.381	6.948	(79,370)
Natural gas	BNP Paribas	Feb-11	03/28/11	14	140,000	6.381	6.913	(74,470)
Natural gas	BNP Paribas	Mar-11	04/25/11	14	140,000	6.381	6.718	(47,170)
Natural gas	BNP Paribas	Apr-11	05/26/11	14	140,000	6.381	6.058	45,230
Natural gas	BNP Paribas	May-11	06/25/11	14	140,000	6.381	6.023	50,130
Natural gas	BNP Paribas	Jun-11	07/26/11	14	140,000	6.381	6.068	43,830
Natural gas	BNP Paribas	Jul-11	08/25/11	12	120,000	6.385	6.128	30,890

Natural gas	BNP Paribas	Aug-11	09/25/11	12	120,000	6.385	6.183	24,290
Natural gas	BNP Paribas	Sep-11	10/26/11	12	120,000	6.385	6.218	20,090
Natural gas	BNP Paribas	Oct-11	11/25/11	12	120,000	6.385	6.333	6,290
Natural gas	BNP Paribas	Nov-11	12/26/11	12	120,000	6.385	6.588	(24,310)
Natural gas	BNP Paribas	Dec-11	01/25/12	12	120,000	6.403	6.853	(54,060)
Natural gas	BNP Paribas	Jan-12	02/25/12	11	110,000	6.606	7.063	(50,230)
Natural gas	BNP Paribas	Feb-12	03/27/12	11	110,000	6.606	7.038	(47,480)
Natural gas	BNP Paribas	Mar-12	04/25/12	11	110,000	6.606	6.808	(22,180)
Natural gas	BNP Paribas	Apr-12	05/26/12	11	110,000	6.606	6.143	50,970
Natural gas	BNP Paribas	May-12	06/25/12	11	110,000	6.606	6.093	56,470
Natural gas	BNP Paribas	Jun-12	07/26/12	11	110,000	6.606	6.148	50,420
Natural gas	BNP Paribas	Jul-12	08/25/12	10	100,000	6.622	6.218	40,400
Natural gas	BNP Paribas	Aug-12	09/25/12	10	100,000	6.622	6.273	34,900
Natural gas	BNP Paribas	Sep-12	10/26/12	10	100,000	6.622	6.308	31,400
Natural gas	BNP Paribas	Oct-12	11/25/12	10	100,000	6.622	6.418	20,400
Natural gas	BNP Paribas	Nov-12	12/26/12	10	100,000	6.622	6.663	(4,100)
Natural gas	BNP Paribas	Dec-12	01/25/13	10	100,000	6.622	6.918	(29,600)
Natural gas	BNP Paribas	Jan-13	02/25/13	15	150,000	7.181	7.118	9,450
Natural gas	BNP Paribas	Feb-13	03/28/13	15	150,000	7.176	7.108	10,200
Natural gas	BNP Paribas	Mar-13	04/25/13	15	150,000	6.941	6.878	9,450
Natural gas	BNP Paribas	Apr-13	05/26/13	14	140,000	6.361	6.268	13,020
Natural gas	BNP Paribas	May-13	06/25/13	14	140,000	6.316	6.218	13,720
Natural gas	BNP Paribas	Jun-13	07/26/13	14	140,000	6.381	6.278	14,420
Natural gas	BNP Paribas	Jul-13	08/25/13	14	140,000	6.456	6.348	15,120

Natural gas	BNP Paribas	Aug-13	09/25/13	14	140,000	6.521	6.408	15,820
Natural gas	BNP Paribas	Sep-13	10/26/13	14	140,000	6.556	6.443	15,820
Natural gas	BNP Paribas	Oct-13	11/25/13	13	130,000	6.666	6.558	14,040
Natural gas	BNP Paribas	Nov-13	12/26/13	13	130,000	6.931	6.803	16,640
Natural gas	BNP Paribas	Dec-13	01/25/14	13	130,000	7.201	7.063	17,940
Natural gas	BNP Paribas	Jan-14	02/25/14	13	130,000	7.406	7.268	17,940
Natural gas	BNP Paribas	Feb-14	03/28/14	13	130,000	7.401	7.263	17,940
Natural gas	BNP Paribas	Mar-14	04/25/14	13	130,000	7.171	7.033	17,940
Natural gas	BNP Paribas	Apr-14	05/26/14	13	130,000	6.591	6.433	20,540
Natural gas	BNP Paribas	May-14	06/25/14	13	130,000	6.546	6.388	20,540
Natural gas	BNP Paribas	Jun-14	07/26/14	13	130,000	6.616	6.453	21,190
Natural gas	BNP Paribas	Jul-14	08/25/14	12	120,000	6.696	6.528	20,160
Natural gas	BNP Paribas	Aug-14	09/25/14	12	120,000	6.761	6.593	20,160
Natural gas	BNP Paribas	Sep-14	10/26/14	12	120,000	6.796	6.628	20,160
Natural gas	BNP Paribas	Oct-14	11/25/14	12	120,000	6.901	6.733	20,160
Natural gas	BNP Paribas	Nov-14	12/26/14	12	120,000	7.161	6.988	20,760
Natural gas	BNP Paribas	Dec-14	01/25/15	12	120,000	7.474	7.263	25,320
					9,510,000	6.327	6.472	(3,294,980)

SCHEDULE 7.24

FARMOUT AGREEMENTS

Agreement, between ConocoPhillips and Jones Energy, Ltd.	BDP	Roberts	Texas	TRACT 1 - E/2 of Sec. 15, Blk 44, J.T. Pollard Survey;TRACT II - NE/4 E/2 of Sec. 15, Blk 44, J.T. Pollard Survey; TRACT #III - East 370.75 acres of Sec. 14, Blk 44, E. C. Hooper Survey.	6/17/2004
Farmout and Development Agreement, between Exxon, Manti Resources and Riata Energy	MDP	Hansford, Lipscomb & Sherman	Texas	Various Sections located within Hansford, Lipscomb & Sherman Counties, Texas	8/1/1998, as amended 11/30/00
Farmout Agreement, between Petrohawk Properties, LP and Jones Energy, Ltd.	CONN	Lipscomb	Texas	Section 422, Block 43, H&TC RR Co. Survey, Lipscomb County, Texas	3/20/2006
Joint Development & Leasehold Acquisition Agreement, between Bracken Operating, L.L.C., Tubb Resources Company and Jones Energy, Ltd.	CONN	Lipscomb	Texas	Sections 282, 283, 284, 334 & 335, Block 43, H&TC Survey, Lipscomb County, Texas	3/1/2006
Wellbore Farmout Agreement, between Apache Corporation and Jones Energy, Ltd.	WOLFCREEK	Lipscomb	Texas	Section 553, Block #43, H&TC Survey, Lipscomb County, Texas	5/1/2006
Development Agreement, between BP America Production Company and Jones Energy, Ltd.	BP DEV AGMT 11/02/2006	Lipscomb	Texas	Secs. 335, 366, 371, 453, 454, 511, 512, 513, 532, 689, 712, 793, 794, 795, 806 & 890, Blk. 43, H&TC RR Co. Survey, Lipscomb County, TX.	11/2/2006, as amended 2/5/2008
Participation Agreement, between Nadel & Gussman Energy, LLC and Jones Energy, Ltd.	GUY	Ellis	Oklahoma	Sections 19-20N-R23W and 30-20N-23W, Ellis County, Oklahoma	8/8/2005
Drilling Agreement, between Devon Energy Production Company, L.P. and Jones Energy, Ltd.	MENDOTA RANCH	Hemphill & Roberts	Texas	Section 30, Abst. Blk. 989 B-1 and Section 31, Abst. Blk. 58 B-1, H&GN Survey, Hemphill & Roberts County, Texas	10/1/2007
Participation Agreement, between ConocoPhillips Company and Jones Energy, Ltd.	CONOCOPHILLIPS - CLEVELAND	Lipscomb	Texas	Section 822, Blk. 43, H&TC RR Co. Survey, Lipscomb County, Texas	6/18/2008
Development Agreement, dated 8/1/2008, between BP America Production Company and Jones Energy, Ltd.	BP AMERICA - CLEVELAND	Lipscomb	Texas	Secs. 690, 712, 334, 806, 454 & 700, Blk. 43, H&TC RR Co. Survey, Lipscomb County, Texas	8/1/2008
Participation Agreement, between ConocoPhillips Company and Jones Energy, Ltd.	CONOCOPHILLIPS - CLEVELAND	Lipscomb	Texas	Section 730, Blk. 43, H&TC RR Co. Survey, Lipscomb County, Texas	3/17/2008
Farmout Agreement between Brigham Oil & Gas, L.P. and Jones Energy, Ltd.	BRIGHAM OIL & GAS, L.P.	Lipscomb	Texas	Sections 285 & 286, Blk. 43, H&TC Survey, Lipscomb County, Texas	11/1/2009
Exploration Agreement between Samson Lone Star, LLC and Jones Energy, Ltd.	SAMSON LONE STAR, LLC	Lipscomb	Texas	Sections 870, 889, 985, 1048, the North 300 acres of Section 958 and the South 404 acres of Section 979, Blk 43, H&TC Survey, Lipscomb County, Texas	5/1/2008

All farmout agreements listed on Schedule 3.10(a)(vii) to the Acquisition Agreement.

SCHEDULE 8.18

POST CLOSING ITEMS

1.             Within 3 Business Days after the Corporate Reorganization has taken effect, the Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Guarantor affected thereby, each setting forth the authorized officers who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby,  specimen signatures of such authorized officers, and the Organizational Documents of such Guarantor, certified as being true and complete.

2.             Within 45 days after the Effective Date, the Credit Parties shall have delivered executed and notarized Security Instruments, which together with the Security Instruments delivered on the Effective Date, cover at least 80% of the Engineered Value of the Oil and Gas Properties evaluated in the Initial Reserve Report, as reasonably determined by the Administrative Agent.  The requirement set forth in the preceding sentence may not be waived, extended, or otherwise amended without the written consent of all the Lenders.

3.             Notwithstanding the generality of Section 8.13(d), within 45 days after the Effective Date, the Borrower shall have delivered to the Administrative Agent, if requested by the Administrative Agent, updated title information supporting the title information delivered to the Administrative Agent on or prior to the Effective Date, including runsheets from certain applicable county records, curative materials and such other title information, all in form and substance reasonably acceptable to the Administrative Agent.

4.             Within 45 days after the Effective Date, the Credit Parties shall have delivered to the Administrative Agent, insurance certificates and necessary endorsements, in form and substance reasonably satisfactory to the Administrative Agent, naming the Administrative Agent as an additional insured in respect of liability insurance policies and as loss payee with respect to Property loss insurance.

SCHEDULE 9.05

INVESTMENTS

None.

EXHIBIT A
FORM OF NOTE

[        ], 200[     ]

FOR VALUE RECEIVED, Jones Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of [        ] (the “Lender”), at the principal office of Wells Fargo Energy Capital, Inc. (the “Administrative Agent”), the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Second Lien Credit Agreement, (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Second Lien Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date such Loan is made until the principal amount of such Loan is paid in full, at the rates per annum and on the dates provided in the Second Lien Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Second Lien Credit Agreement dated as of December 31, 2009 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Second Lien Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Second Lien Credit Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Second Lien Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Second Lien Credit Agreement and is entitled to the benefits provided for in the Second Lien Credit Agreement and the other Loan Documents.  The Second Lien Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

JONES ENERGY HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT A - 1

EXHIBIT B
FORM OF BORROWING REQUEST

[        ], 200[     ]

Reference is made to that certain Second Lien Credit Agreement dated as of December 31, 2009 (together with all amendments, restatements, supplements or other modifications thereto, the “Second Lien Credit Agreement”) among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), Wells Fargo Energy Capital, Inc., as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Second Lien Credit Agreement).  Pursuant to Section 2.03 of the Second Lien Credit Agreement, Borrower hereby requests a Loan as follows:

(i)            Aggregate amount of the requested Loan is $[           ];

(ii)           The Business Day of such Loan is December     , 2009;

(iii)          Requested Loan is to be [an ABR Tranche] [a Eurodollar Tranche ];

[(iv)         The initial Interest Period applicable to the requested Loan is [           ];]

(vi)          Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Second Lien Credit Agreement, is as follows:

[                                                  ]

[                                                  ]

[                                                  ]

[                                                  ]

[                                                  ]

EXHIBIT B - 1

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered as of the day first written above.

JONES ENERGY HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT B - 2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST

[        ], 200[     ]

Reference is made to that certain Second Lien Credit Agreement dated as of December 31, 2009 (together with all amendments, restatements, supplements or other modifications thereto, the “Second Lien Credit Agreement”) among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), Wells Fargo Energy Capital, Inc., as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Second Lien Credit Agreement).  Pursuant to Section 2.03 of the Second Lien Credit Agreement, the Borrower hereby makes an Interest Election Request as follows:

(i)            This Interest Election Request applies to $[              ] of [the ABR Tranche] [the Eurodollar Tranche] made on [     ], [   ], [        ];

(ii)           The effective date of the election made pursuant to this Interest Election Request is [           ], 200[     ];[and]

(iii)          The resulting Tranche is to be [an ABR Tranche] [a Eurodollar Tranche][; and]

[(iv)         The Interest Period applicable to the resulting Tranche after giving effect to such election is [           ]](1).

The undersigned certifies that he/she is the [              ] of [           ], and that as such he/she is authorized to execute this certificate on behalf of [              ].  The undersigned further certifies, represents and warrants on behalf of [           ] that [           ] is entitled to receive the requested continuation or conversion under the terms and conditions of the Second Lien Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Interest Election Request to be executed and delivered as of the day first written above.

JONES ENERGY HOLDINGS, LLC

By:
Name:
Title:

(1)  If the resulting Tranche is to be a Eurodollar Tranche.

EXHIBIT C - 1

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [           ] of Jones Energy Holdings, LLC (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  This Compliance Certificate is delivered pursuant to Section 8.01(c) of the Second Lien Credit Agreement dated as of December 31, 2009 (together with all amendments, restatements, supplements or other modifications thereto being the “Second Lien Credit Agreement”) among the Borrower, Wells Fargo Energy Capital, Inc., as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders.  Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

Pursuant to Section 8.01(c) of the Credit Agreement, the undersigned hereby certifies, represents and warrants that, as of                  , 20     (the “Computation Date”) [must be a fiscal quarter end] and as of the date hereof:

1.                                      No Default has occurred and is continuing [or specify the details of the Default and describe the action that the Credit Parties propose to take with respect thereto].

2.                                      The representations and warranties of the Borrower and the Guarantors set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the date hereof except, in each case, to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties are true and correct as of such specified earlier date [other than                                                             ].

3.                                      No change in Tax Basis Accounting or change in GAAP, as applicable, or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 of the Credit Agreement [or specify any change and describe the effect of such change on the financial statements accompanying this certificate].

4.                                      Financial Covenants:

(a)                                 The minimum Interest Coverage Ratio permitted pursuant to clause (a) of Section 9.01 of the Credit Agreement on the Computation Date is 2.5 to 1.0.  The actual Interest Coverage Ratio as of the Computation Date is        to 1.0, as computed on Attachment I hereto, and, accordingly, the covenant [has][has not] been complied with.

(b)                                 The maximum Total Leverage Ratio permitted pursuant to clause (b) of Section 9.01 of the Credit Agreement on the Computation Date is [4.50][4.00](1) to 1.00.

(1)  For the fiscal quarter ending on March 31, 2010, 4.00 to 1.00 shall apply; for any fiscal quarter ending after March 31, 2010, 3.50 to 1.00 shall apply.

EXHIBIT D - 1

The actual Total Leverage Ratio as of the Computation Date is        to 1.00, as computed on Attachment II hereto, and, accordingly, the covenant [has][has not] been complied with.

(c)                                  The minimum Current Ratio permitted pursuant to clause (c) of Section 9.01 of the Credit Agreement on the Computation Date is 1.0 to 1.0.  The actual Current Ratio as of the Computation Date is        to 1.0, as computed on Attachment III hereto, and, accordingly, the covenant [has][has not] been complied with.

(d)                                 The minimum Total Proved PW10% to Total Debt ratio permitted pursuant to clause (d) of Section 9.01 of the Credit Agreement on the Test Date is 1.5 to 1.0.  The actual Total Proved PW10% to Total Debt ratio as of the Test Date is        to 1.0, as computed on Attachment IV hereto, and, accordingly, the covenant [has][has not] been complied with.

5.                                      [Subsidiaries:  No Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate [or if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, identify the Subsidiary and certify that such Subsidiary has complied with Section 8.14 of the Credit Agreement].]

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered, and the certifications and warranties contained herein to be made on behalf of the Borrower, by the [           ] of the Borrower as of                  , 20    .

JONES ENERGY HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT B - 2

Attachment I
(to     /    /     Compliance
Certificate)

INTEREST COVERAGE RATIO(2)
as of the last day of the fiscal quarter ending on the Computation Date, commencing with the fiscal quarter ending March 31, 2010

1. EBITDAX(3): for the four fiscal quarters ending on the Computation Date the amount equal to (a) plus (b) minus (c):

(a)           Consolidated Net Income: the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with the applicable Designated Accounting Method; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which such Person or its Consolidated Subsidiaries have an interest (which interest does not cause

(2)  Notwithstanding the following calculation, for purposes of calculating the Interest Coverage Ratio and to the extent used in calculating Total Leverage Ratio in Attachment II and Senior Secured Leverage Ratio in Attachment IV below as of (a) the fiscal quarter ending March 31, 2010, (i) the amount in Item 2 shall be calculated by multiplying the EBITDAX computed for the fiscal quarter ending March 31, 2010 by 4, and (ii) the amount in Item 3 shall be calculated by multiplying the Interest Expense computed for the fiscal quarter ending March 31, 2010 by 4; (b) the fiscal quarter ending June 30, 2010, (i) the amount in Item 2 shall be calculated by adding the EBITDAX computed for the fiscal quarter ending March 31, 2010 with the EBITDAX computed for the fiscal quarter ended June 30, 2010, and multiplying the sum thereof by 2, and (ii) the amount in Item 3 shall be calculated by adding the Interest Expense computed for the fiscal quarter ending March 31, 2010 with the Interest Expense computed for the fiscal quarter ended June 30, 2010, and multiplying the sum thereof by 2; and (c) the fiscal quarter ending September 30, 2010, (i) the amount in Item 2 shall be calculated by adding the EBITDAX computed for the fiscal quarter ended March 31, 2010 with the EBITDAX computed for the fiscal quarter ended June 30, 2010 and the EBITDAX computed for the fiscal quarter ended September 30, 2010, and multiplying the sum thereof by 4/3, and (ii) the amount in Item 3 shall be calculated by adding the Interest Expense computed for the fiscal quarter ended March 31, 2010 with the Interest Expense computed for the fiscal quarter ended June 30, 2010 and the Interest Expense computed for the fiscal quarter ended September 30, 2010, and multiplying the sum thereof by 4/3.

(3)  EBITDAX for any applicable period shall be calculated on a pro forma basis (with such calculation made in accordance with guidelines for pro forma presentations set forth by the SEC or as otherwise reasonably acceptable to the Administrative Agent) after giving effect to all Subject Transactions, as if such Subject Transactions were consummated on the first day of such period; provided, however, the Borrower shall not be required to calculate the pro forma effect of any Subject Transaction unless the aggregate purchase price of all Subject Transactions consummated during such period exceeds the Threshold Amount.  For purposes hereof, (A) “Threshold Amount” means (i) for the fiscal quarter period ending March 31, 2010, the greater of 1.25% of the then effective Borrowing Base and $2,500,000, (ii) for the two fiscal quarter period ending June 30, 2010, the greater of 2.5% of the then effective Borrowing Base and $5,000,000, (iii) for the three fiscal quarter period ending September 30, 2010, the greater of 3.75% of the then effective Borrowing Base and $7,500,000, and (iii) for each four fiscal quarter period ending on or after December 31, 2010, the greater of 5% of the then effective Borrowing Base and $10,000,000, and (B) in calculating the aggregate purchase price of all Subject Transactions, the purchase price of acquisitions and Dispositions shall be aggregated and not netted.

EXHIBIT B - 3

the net income of such other Person to be consolidated with the net income of such Person and its Consolidated Subsidiaries in accordance with the applicable Designated Accounting Method), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person; (ii) any extraordinary non- cash gains or losses during such period; and (iii) any non-cash gains or losses attributable to writeups or writedowns of assets

$

(b) without duplication, the following expenses or charges to the extent deducted in determining Consolidated Net Income:

(i)                                     Interest Expense: the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and its Consolidated Subsidiaries, for such period, including to the extent included in interest expense under the applicable Designated Accounting Method: (A) amortization of debt discount, (B) capitalized interest and (C) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under the applicable Designated Accounting Method

$

(ii) income taxes	$

(iii) depreciation of assets	$

(iv) depletion of assets	$

(v) amortization	$

(vi) exploration expenses	$

(vii) intangible drilling costs	$

(viii) other noncash charges	$

EXHIBIT B - 4

(ix)          to the extent expensed and recognized in the applicable period, the transaction fees and expenses incurred in connection with the negotiation, execution and closing of the Credit Agreement and the Second Lien Credit Agreement and the closing of the Acquisition and the Equity Investment

$

(c) all noncash income added to Consolidated Net Income	$

2. Item 1(a) plus Items 1(b)(i) through (ix) minus 1(c)	$

3. The Interest Expense for the four fiscal quarters ending on the Computation Date	$

4. INTEREST COVERAGE RATIO: the ratio of Item 2 to Item 3	: 1.0

EXHIBIT B - 5

Attachment II
(to     /    /     Compliance
Certificate)

TOTAL LEVERAGE RATIO
as of the last day of the fiscal quarter ending on the Computation Date, commencing with the fiscal quarter ending March 31, 2010

1.     Total Debt: without duplication, the outstanding amount of the following types of Debt(4) of the Borrower and its Consolidated Subsidiaries as of the last day of the fiscal quarter ending on the Computation Date:

(a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments	$

(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments	$

(c)           all obligations of such Person to pay the deferred purchase price of property or services (including all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person but excluding trade accounts payable in the ordinary course of business that are not overdue for a period of more than 60 days or, if overdue for more than 60 days, which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the Designated Accounting Method)

$

(d) all obligations under Capital Leases	$

(e) all obligations under Synthetic Leases	$

(4)  The Debt of any Person shall include all obligations of such Person of the character described in the following calculation to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under the applicable Designated Accounting Method.  Notwithstanding the following calculation, “Debt” shall not include the Acquisition Related Costs or any obligations under any Swap Agreement or the CCPRA.

EXHIBIT B - 6

(f)            all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person

$

(g)           all Debt of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss

$

(h)           other than gas balancing arrangements in the ordinary course of business obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments but only to the extent of such advance payments and only to the extent such commodities, goods or services have not been delivered

$

(i) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability	$

(j) Disqualified Capital Stock	$

(k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment	$

(l) The sum of Items 1(a) through 1(k)	$

2. EBITDAX(5) for the four fiscal quarters ending on the Computation Date.	$

3. TOTAL LEVERAGE RATIO: ratio of Item 1(l) to Item 2	: 1.00

(5)  EBITDAX as set forth in Attachment I.

EXHIBIT B - 7

Attachment III
(to     /    /     Compliance
Certificate)

CURRENT RATIO
as of the last day of the fiscal quarter ending on the Computation Date, commencing with the fiscal quarter ending March 31, 2010

1.     The consolidated current assets of the Borrower and its Consolidated Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133 or the equivalent of FAS 133 under Tax Basis Accounting if the Designated Accounting Method is Tax Basis Accounting)

$

2.     The consolidated current liabilities of the Borrower and its Consolidated Subsidiaries (excluding non-cash obligations under FAS 133 or the equivalent of FAS 133 under Tax Basis Accounting if the Designated Accounting Method is Tax Basis Accounting, and current maturities under the Credit Agreement)

$

3. CURRENT RATIO: the ratio of Item 1 to Item 2	: 1.0

EXHIBIT B - 8

Attachment IV
(to     /    /     Compliance
Certificate)

TOTAL PROVED PW10% TO TOTAL DEBT RATIO
as of the Test Date

1. Total PW10%	$

2.     Total Debt: without duplication, the outstanding amount of the following types of Debt(6) of the Borrower and its Consolidated Subsidiaries as of the last day of the fiscal quarter ending on the Computation Date:

$

(a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments	$

(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments	$

(c)           all obligations of such Person to pay the deferred purchase price of property or services (including all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person but excluding trade accounts payable in the ordinary course of business that are not overdue for a period of more than 60 days or, if overdue for more than 60 days, which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with the Designated Accounting Method)

$

(d) all obligations under Capital Leases	$

(e) all obligations under Synthetic Leases	$

(6)  The Debt of any Person shall include all obligations of such Person of the character described in the following calculation to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under the applicable Designated Accounting Method.  Notwithstanding the following calculation, “Debt” shall not include the Acquisition Related Costs or any obligations under any Swap Agreement or the CCPRA.

EXHIBIT B - 9

(f)            all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person

$

(g)           all Debt of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss

$

(h)           other than gas balancing arrangements in the ordinary course of business obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments but only to the extent of such advance payments and only to the extent such commodities, goods or services have not been delivered

$

(i) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability	$

(j) Disqualified Capital Stock	$

(k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment	$

(l) The sum of Items 2(a) through 2(k)	$

3. TOTAL PW10% TO TOTAL DEBT RATIO: the ratio of Item 1 to Item 2(l)	: 1.0

EXHIBIT B - 10

EXHIBIT E
SECURITY INSTRUMENTS

1.             Second Lien Guarantee and Collateral Agreement dated as of December 31, 2009 made by each of the Credit Parties in favor of the Administrative Agent.

2.             Second Lien Deed of Trust, Mortgage, Line of Credit, Mortgage, Assignment, Fixture Filing, Security Agreement and Financing Statement dated as of December 31, 2009 made by Nosley Properties, LLC in favor of the Administrative Agent covering properties located in Oklahoma.

3.             Second Lien Deed of Trust, Mortgage, Line of Credit, Mortgage, Assignment, Fixture Filing, Security Agreement and Financing Statement dated as of December 31, 2009 made by Nosley Properties, LLC in favor of the Administrative Agent covering properties located in Texas.

4.             Second Lien Deed of Trust, Mortgage, Line of Credit, Mortgage, Assignment, Fixture Filing, Security Agreement and Financing Statement dated as of December 31, 2009 made by Crusader Energy Group Inc., Crusader Energy Group, LLC, Crusader Management Corporation, Hawk Energy Fund I, LLC, Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC and RCH Upland Acquisition, LLC in favor of the Bryan M. McDavid, as the Trustee for the benefit of the Administrative Agent covering properties located in Oklahoma.

5.             Second Lien Deed of Trust, Mortgage, Line of Credit, Mortgage, Assignment, Fixture Filing, Security Agreement and Financing Statement dated as of December 31, 2009 made by Crusader Energy Group Inc., Crusader Energy Group, LLC, Crusader Management Corporation, Hawk Energy Fund I, LLC, Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC and RCH Upland Acquisition, LLC in favor of the Bryan M. McDavid, as the Trustee for the benefit of the Administrative Agent covering properties located in Texas.

EXHIBIT E - 1

EXHIBIT F
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Credit Agreement identified below (as amended, the “Second Lien Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Second Lien Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Second Lien Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	Jones Energy Holdings, LLC

4.	Administrative Agent:	Wells Fargo Energy Capital, Inc., as the administrative agent under the Second Lien Credit Agreement

5.	Credit Agreement:	The Second Lien Credit Agreement dated as of December 31, 2009 among Jones Energy Holdings, LLC, the Lenders parties

(1)  Select as applicable.

EXHIBIT F - 1

thereto, Wells Fargo Energy Capital, Inc., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                   , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT F - 2

[Consented to and](3) Accepted:

Wells Fargo Energy Capital, Inc., as
Administrative Agent

By:
Title:

By:
Title:

[Consented to:](4)

Jones Energy Holdings, LLC

By:
Title:

(3)  To be added only if the consent of the Administrative Agent is required by the terms of the Second Lien Credit Agreement.

(4)  To be added only if the consent of the Borrower and/or other parties are required by the terms of the Second Lien Credit Agreement.

EXHIBIT F - 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Second Lien Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Second Lien Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Second Lien Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Second Lien Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Second Lien Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

EXHIBIT F - 4

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT F - 5